Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MERIDIAN BIOSCIENCE, INC.,

APM TRUST SHELF 14 LTD.

and

EXALENZ BIOSCIENCE LTD.

Dated as of February 19, 2020

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TABLE OF CONTENTS (cont’d.)

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TABLE OF CONTENTS (cont’d.)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 19, 2020 by and among Meridian Bioscience, Inc., a company organized under the laws of the State of Ohio (“Parent”), APM Trust Shelf 14 Ltd., a company organized under the laws of the State of Israel and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Exalenz Bioscience Ltd., a company organized under the laws of the State of Israel (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, the parties hereto intend to enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”), following which Merger Sub will cease to exist, and the Company will become an indirect wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its shareholders; (iii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors; and (iv) determined to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a condition to Parent’s entering into this Agreement and as an inducement thereto, Parent and a principal shareholder of the Company have entered into a voting agreement (the “Voting Agreement”) pursuant to which such principal shareholder is agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Company’s shareholders; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the sole shareholder of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Securities and Company 102 Shares.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) whether in writing or otherwise relating to an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen percent (15%) of the Company Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Shares outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, scheme of arrangement or similar transaction involving the Company and/or any of its Subsidiaries (except for any such transaction between or among two or more of the Company’s Subsidiaries); (iii) a sale, lease, exchange, license, transfer, acquisition or disposition of more than fifteen percent (15%) of the total consolidated assets of the Company and its Subsidiaries (including for this purpose the outstanding equity securities of the Company’s Subsidiaries); (iv) a recapitalization, restructuring, liquidation, dissolution or other winding up of the Company; (v) any issuance by the Company individually or in the aggregate of over fifteen percent (15%) of its equity securities; or (vi) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” shall mean the Paying Agent Agreement, the Voting Agreement and the other agreements and instruments provided for, contemplated herein or executed and delivered in connection with this Agreement.

“Antitrust Law” shall mean any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day other than a Friday, Saturday, Sunday or other day on which the banks in New York or Israel are authorized by Law or executive order to be closed.

“Company Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019.

“Company Balance Sheet Date” shall mean December 31, 2019.

“Company Board” shall mean the Board of Directors of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use under license or otherwise, in whole or in part, by the Company or its Subsidiaries.

“Company Intellectual Property Rights” shall mean Intellectual Property Rights (including any applications therefor) (a) owned, used or filed by the Company or any of its Subsidiaries; (b) incorporated by the Company or any of its Subsidiaries in their products; or (c) licensed to the Company or any of its Subsidiaries, in each case, that are used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted, in each case of (a), (b) and (c) excluding any off-the-shelf Software.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether as licensor or licensee and whether written or oral, relating to Intellectual Property to which any employee of the Company or its Subsidiaries is a party, beneficiary or otherwise bound.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the Company in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the Merger, and to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, that in the case of clause (a) only, no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in Israel, the United States or any other country or region in the world in which the Company or any of its Subsidiaries operates, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in Israel, the United States or any other country or region in the world in which the Company or any of its Subsidiaries operates;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in Israel, the United States or any other country or region in the world where the Company or any of its Subsidiaries has operations, or acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) in Israel, the United States or any other country or region in the world where the Company or any of its Subsidiaries has operations;

(v) changes in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes in IFRS or other accounting standards applicable to the Company or its Subsidiaries (or the authoritative interpretation thereof);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in Israel, the United States or any other country or region in the world where the Company or any of its Subsidiaries has operations;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including impact thereof on the relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors or other business partners;

(viii) any action or omission required by Law or the terms of this Agreement, or at the request or with the consent of Parent or any of its Affiliates;

(ix) changes in the Company’s share price or the trading volume of the Company’s shares, in and of itself, but not the underlying cause of such changes;

(x) any failure of the Company to meet any securities analysts’ projections, internal projections, or forecasts or estimates of earnings or revenues, but not the underlying cause of such failure; or

(xi) any Legal Proceedings brought or threatened by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or any of the transactions contemplated hereby, including the Merger;

except and only to the extent such effects directly or indirectly resulting from or arising out of the matters described in clauses (i) through (xi) above disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry and geographic markets in which the Company or its Subsidiaries conduct business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

“Company Optionholders” shall mean the holders of Company Options.

“Company Options” shall mean any options to purchase Company Shares outstanding under any of the Company Stock Plans.

“Company Shareholders” shall mean holders of Company Shares.

“Company Software” shall mean all Software used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, and owned or held for use by the Company or any of its Subsidiaries.

“Company Stock Plans” shall mean the Company’s 2006 Israeli Option Plan and the Company’s 2008 Stock Option US Sub-Plan.

“Company Technology” shall mean all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries and owned or held for use by the Company or any of its Subsidiaries.

“Continuing Employees” shall mean, collectively, each employee who is an employee of the Company, Exalenz US or any Subsidiaries of the Company immediately prior to the Effective Time.

“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease or other legally binding instrument or arrangement in effect as of the date of the relevant representation and warranty under this Agreement.

“Effective Time Holder” shall mean a Company Shareholder as of immediately prior to the Effective Time.

“Environmental Law” shall mean all applicable federal, national, state, local or foreign Laws, codes, rules, orders, ordinances, permits, requirements, final governmental determinations, statutes and regulations promulgated thereunder, relating to pollution or the protection of the environment and/or human health, as the foregoing are enacted and in effect on the Closing Date and in the jurisdiction in which the applicable site or premises are located, including without limitation, the following statutes and all regulations promulgated thereunder: the Israeli Licensing of Businesses Regulations (Disposal of Hazardous Substances), 1990, the Israeli Hazardous Substances Law, 1993, the Israeli Abatement of Nuisances Law, 1961, the Comprehensive, Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. § 11001 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; any national, state or local statute of similar effect; and any Laws relating to protection of the environment and/or human health (including, but not limited to, the management or disposal of Hazardous Substances).

“Equity Interests” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Global Trade Laws” shall mean all applicable import, customs, export control and economic sanctions Laws of the United States, Israel, the United Kingdom, the European Union and all other applicable jurisdictions, including, without limitation, (i) the U.S. Department of Commerce Bureau of Industry and Security’s (“BIS”) Export Administration Regulations (“EAR”), 15 C.F.R. 730-774, and EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, (ii) the economic sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), as set forth in 31 C.F.R. 500-598 and certain executive orders and economic sanctions regulations implemented by the European Council, and (iii) applicable Laws of the countries from which goods are exported and to which goods are imported, including rules regarding classifications, marking, packaging, and payments of tariffs and duties.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, national, state, county, provincial, and whether local or foreign.

“Government Grant” shall mean any grant, incentive, qualification, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Authority, or judicial or arbitral body thereof, any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including, any material Tax or other incentive granted to, provided or made available to, or enjoyed by the Company or any of its Subsidiaries, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of the IIA, the Investment Center, the BIRD Foundation or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Hazardous Substance” shall mean (A) any chemicals, substances, materials or wastes that are characterized or regulated under any Environmental Law as “hazardous”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “toxic,”, “chemical substances”, “pesticides”, “contaminants”, or “oil” or (B) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

“IFRS” shall mean the International Financial Reporting Standards and interpretations thereof adopted by the International Accounting Standards Board.

“IIA” means the Israeli National Authority for Technological Innovation, previously known as the Research Committee of the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“IIA Funded Intellectual Property” shall mean Intellectual Property, and any derivatives thereof, for which the Company or any of its Subsidiaries is the recorded “approval recipient” (as such term is used in the R&D Law) or for which the Company or any of its Subsidiaries have obligations for vis-à-vis the IIA.

“IIA Notice” shall mean the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the R&D Law, which may be submitted by the Company at any time following the date hereof but not later than the Closing provided that Parent shall provide the Company with executed undertaking required (if required) under the R&D Law.

“Indebtedness” shall mean, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business consistent with past practice), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with IFRS, recorded as capital leases; (f) reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities and (g) any liability of others described in clauses (a) through (e) above which such Person has guaranteed or that is otherwise such Person’s legal liability (including pursuant to any keepwell agreement), and including in clauses (a) through (e) above any accrued and unpaid interest, penalties or prepayment premiums thereon.

“Intellectual Property” shall mean all intellectual property, regardless of form, whether protected, created or arising under the Laws of Israel, the Laws of the United States, or any foreign jurisdiction, whether registrable or not, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, sculptural works, creative expressions, designs, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings, whether or not registered or copyrightable in any jurisdiction (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, substances, methods, and processes and new uses for any of the preceding items, whether or not patented or patentable in any jurisdiction (“Inventions”); (iii) trademarks, service marks, trade names (whether registered or unregistered), service names, brand names, brand marks, trade dress rights, Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, emblems, signs or insignia, words, names, symbols, devices, designs, and other similar designations of source, sponsorship, association or origin and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features and including all goodwill associated with the foregoing (“Trademarks”); (iv) confidential and proprietary information, or non-public processes, that derive economic value from not being generally known or readily ascertainable through proper means, whether tangible or intangible, including to the extent embodied in algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, techniques, specifications, Technology, concepts, trade secrets, discoveries and technical data and information (“Trade Secrets”); (v) copyrights, whether registered or unregistered, and whether or not registrable or registrable in any jurisdiction, (including copyrights in Software), mask work rights and registrations and applications therefore and all moral and common law rights therein, including rights under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction (“Copyrights”); (vi) patents, patent applications, any reissues, provisionals, reexaminations, or reexamination certificates, renewals, divisionals, continuations, continuations-in-part and substitutions and extensions thereof and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including investor’s certificates, petty patents and utility models) (“Patents”); (vii) all applications, registrations and permits related to any of the foregoing clauses; and (viii) any and all other similar proprietary rights in any jurisdiction.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship; (ii) rights in, arising out of, or associated with Inventions or Patents; (iii) rights in, arising out of, or associated with Trademarks; and (iv) rights in, arising out of, or associated with Trade Secrets and rights in, arising out of, or associated with Copyrights.

“Investment Center” shall mean the Israeli Investment Center of the Israeli Ministry of Economy and Industry.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“ISA” shall mean the Israeli Securities Authority.

“Israeli Securities Law” shall mean the Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder.

“ITA” shall mean the Israeli Tax Authority.

“Knowledge” of the Company, with respect to any matter in question, shall mean (i) the actual knowledge of the individuals listed on
Section 1.1(a) of the Company Disclosure Letter, and (ii) solely with respect to their respective areas of primary responsibility, the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Letter, in each case of (i) and (ii) after reasonable inquiry. For the removal of a doubt, such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is included in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in connection with this Agreement, or (c) such fact, circumstance, event or other matter which would be known to such individual had he made an inquiry, that would be reasonably expected in connection with this Agreement, of appropriate current employees of the Company (or its Subsidiaries, as applicable). Furthermore, with respect to Intellectual Property, Intellectual Property Rights, Technology, and Software, “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom to operate external inquiries, searches, or opinions or similar inquiries, searches, or opinions of counsel or any Intellectual Property Rights clearance searches, and no knowledge of any third party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company.

“Law” shall mean any and all applicable federal, national, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, litigation, arbitration or other similarly formal legal proceeding or written request for information in connection with a claim or written notice of a claim (in each case, whether civil, criminal or administrative), brought by any Person or Governmental Authority or pending before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with IFRS).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal or preemptive right.

“Material Customer” shall mean Quest (solely to the extent that Quest enters into a Contract with the Company or its Subsidiaries) and any of the top 5 customers (based on the last fiscal year revenues) of the Company and the Company’s Subsidiaries, taken as a whole.

“Material Supplier” shall mean any of the top 10 suppliers (based on the last fiscal year expenditures) of goods (including the Company Products or services to the Company and the Company’s Subsidiaries, taken as a whole).

“NIS” shall mean New Israeli Shekels.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with IFRS as adjusted in the ordinary course of business consistent with past practice through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) statutory, common law or contractual liens of landlords; (vi) with respect to Intellectual Property and Intellectual Property Rights, restrictions associated with licenses; (vii) Liens described in Section 1.1(c) of the Company Disclosure Letter and (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report for the fiscal year ended December 31, 2019.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personally Identifiable Information” shall mean (i) any information that identifies, can be reasonably used to identify or can be reasonably used to authenticate a specific individual, such as the individual’s name, address, telephone number, email address, credit card number, financial or bank account number, biometric data, unique identification number and medical or health insurance information, (ii) “personal data” as defined in Directive 2016/679 (General Data Protection Regulation) of the European Parliament, (iii) “personal information” as defined in Title V, Subtitle A of the federal Gramm-Leach-Bliley Act 15 USC §§ 6801 et seq., and its implementing regulations and the guidelines, including the requirements of Sections 114 and 315 of the Fair and Accurate Credit Transaction Act of 2003, (iv) “protected health information” as defined in the Health Insurance Portability and Accountability Act of 1996; (v) “personal information” as defined in the California Consumer Privacy Act of 2018; and (vi) “personal data” and “sensitive data” as defined in the Israeli Privacy Protection Law, 5741-1981.

“Processing” shall mean any action or operation or set of operations performed on Personally Identifiable Information, including without limitation the collection, recording, modifying, adapting, altering, retrieving, maintenance, storage, accessing, transfer (including, without limitation, any transfer across national borders), processing, receiving, transmitting, analyzing, anonymizing, making inferences on the basis of, use or disclosure of any Personally Identifiable Information.

“Quest” means Quest Diagnostics Incorporated.

“Registered Intellectual Property” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, service marks, trade names, copyright registrations, design registrations, domain names, issued and reissued patents and pending applications for any of the foregoing.

“Representative” shall mean, with respect to any Person, any direct or indirect Subsidiary of such Person, or any officer, director, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Subsidiary of such Person. For the avoidance of doubt, Mr. Moshe (Mori) Arkin shall be deemed a “Representative” of the Company and its Subsidiaries.

“R&D Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, including regulations, benefit track, directives and rules promulgated thereunder and decisions of any IIA research committee.

“Sanctioned Country” shall mean a country or territory which is itself the subject of any trade or economic sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Party” shall mean (i) any Person listed on (a) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls, the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (b) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions or (c) any other restricted party lists maintained by any Governmental Authority or non-Governmental Authority; or (ii) any Person fifty percent (50%) or more owned (either individually or in the aggregate, directly or indirectly) by any Person or Persons described in clause (i).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership, has the right to appoint at least 50% of the number of its board of directors, or the power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction”, as incorporated in the definition of “Acquisition Proposal” to “15%” shall be “50%”) on terms that the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable to the Company Shareholders (in their capacity as such) than the Merger, taking into account: (a) all financial considerations; (b) the identity of the third party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Company Board (including any conditions relating to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the notice period set forth in Section 5.3(c).

“TASE” shall mean Tel Aviv Stock Exchange Ltd.

“Tax” shall mean (i) any and all federal, national, state, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Section 59A of the Code) (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

“Technology” shall mean all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“US Subsidiary Purchase Price” shall mean the purchase price determined by Parent after consultation with the Company.

Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
102 Amounts	Section 2.9(d)(i)
Alternative Acquisition Agreement	Section 5.3(b)
Agreement	Preamble
APM House	Section 2.3
Approval	Section 3.5
Assignee	Section 10.3
BLR	Section 3.20(f)
Capitalization Date	Section 3.6(a)
CERCLA	Section 3.20(c)
Certificate of Merger	Section 2.4
Certificates	Section 2.9(c)(i)
Change	Section 1.1
Changes	Section 1.1

Term	Section Reference
Charter Documents	Section 3.1
Closing	Section 2.3
Closing Date	Section 2.3
Code	Section 2.9(c)(i)
Collective Bargaining Agreement	Section 3.17(a)
Companies Registrar	Section 2.4
Company	Preamble
Company 102 Options	Section 2.9(d)(i)
Company 102 Securities	Section 2.9(d)(i)
Company 102 Shares	Section 2.9(b)
Company Board Recommendation	Section 5.3(a)
Company Board Recommendation Change	Section 5.3(b)
Company Disclosure Letter	Article III
Company Plans	Section 6.2(b)
Company Products	Section 3.14(b)
Company Reports	Section 3.8(a)
Company Securities	Section 3.6(b)
Company Shares	Section 2.8(a)(i)
Company Shareholder Approval	Section 3.2
Company Shareholders Meeting	Section 7.3(a)
Confidentiality Agreement	Section 7.8
Contractors	Section 3.17(h)
Copyrights	Section 1.1
Certificates	Section 2.8(c)(i)
D&O Insurance	Section 6.1(b)
Disclosed Open Source Software	Section 3.14(k)
Effective Time	Section 2.4
Employee Plans	Section 3.16(a)
ERISA Affiliate	Section 3.16(a)
Exalenz US	Section 2.1
Exchange Fund	Section 2.9(b)
FCPA	Section 3.19(b)
FDA	Section 3.19(g)
Financial Statements	Section 3.8(c)
Funded International Employee Plan	Section 3.16(i)
Good Clinical Practices	Section 3.19(j)
Good Laboratory Practices	Section 3.19(j)
Healthcare Laws	Section 3.19(c)
ICA	Section 7.2(a)
ICL	Recitals
Indemnified Persons	Section 6.1(a)
Information Agent	Section 2.9(a)
IPL	Section 3.14(g)
Israeli Employees	Section 3.17(e)
Inventions	Section 1.1

Term	Section Reference
Joint Venture Interests	Section 3.7(f)
Leased Real Property	Section 3.12(b)
Leases	Section 3.12(b)
Letter of Transmittal	Section 2.9(c)(i)
Material Contract	Section 3.11(a)
Material Employee Plans	Section 3.16(a)
Maximum Annual Premium	Section 6.1(b)
Merger	Recitals
Merger Consideration	Section 2.8(a)(i)
Merger Proposal	Section 7.4(a)
Merger Sub	Preamble
OECD Convention	Section 3.19(b)
Open Source Software	Section 3.14(k)
Option Consideration	Section 2.8(c)(i)
Ordinary Share	Section 2.8(a)(i)
Outside Date	Section 9.1(c)
Ordinary Shares	Section 2.8(a)(i)
Parent	Preamble
Parent Plans	Section 6.2(b)
Patents	Section 1.1
Paying Agent	Section 2.9(a)
Paying Agent Agreement	Section 2.9(a)
Payor	Section 2.9(f)
Permits	Section 3.18(a)
Pharmaceutical Product	Section 3.19(m)
Primary Company Executives	Section 3.16(h)
Prohibited Payment	Section 3.19(b)
R&D Sponsor	Section 3.14(i)
Recommendation Change Notice	Section 5.3(c)
Related Party	Section 3.23
Reporting Tail Endorsement	Section 6.1(b)
Sales Taxes	Section 3.15(aa)
Section 102 Plan	Section 3.16(i)
Section 14 Arrangement	Section 3.17(g)
Service Inventions	Section 3.14(g)
Subsidiary Securities	Section 3.7(d)
Surviving Company	Section 2.2
Tax Returns	Section 3.15(a)
Termination Fee	Section 9.3(b)(i)
Trademarks	Section 1.1
Trade Secrets	Section 1.1
Transaction Report	Section 7.3(a)
Transition Period Report	Section 7.10(b)
Uncertificated Shares	Section 2.9(c)(i)
US Subsidiary Purchase	Section 2.1

Term	Section Reference
Valid Certificate	Section 2.9(f)
VAT	Section 3.15(z)
Voting Agreement	Recitals
WARN	Section 3.17(b)
Works of Authorship	Section 1.1
Withholding Drop Date	Section 2.9(f)
Withholding Tax Ruling	Section 7.9(a)

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) It is understood and agreed that, except as expressly provided elsewhere in the Agreement, in the absence of compelling legal authority to the contrary, the Company, the Company Board (or any committee thereof) and the Company’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Company Board (or any committee thereof) the Law applicable to corporations incorporated in Delaware for purposes of making the determinations contemplated by Section 5.2 and Section 5.3 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Company Board under applicable Law and other terms of similar import shall, for purposes of this Agreement, include reference to such Delaware Law. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company Board (or any committee thereof) under applicable Law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Company Board (or any committee thereof) has complied with the Law of the State of Israel, rather than the Law of the State of Delaware, governing the duties owed by a director of a company formed under the Laws of the State of Israel to such company, its shareholders or any other Person (or vice versa).

ARTICLE II

THE MERGER

Section 2.1 The Equity Purchase. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time and subject to the consummation of the Merger, the Company shall sell to Parent, free and clear of all Liens and other restrictions on transfer all of the issued and outstanding Equity Interests of Exalenz Bioscience, Inc., a Delaware corporation (“Exalenz US”), and Parent shall purchase such Equity Interests (the “US Subsidiary Purchase”) for the US Subsidiary Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the US Subsidiary Purchase shall be completed by (i) the Company’s delivery to Parent of a share or stock certificate representing such Equity Interests, duly endorsed in blank form for transfer or accompanied by appropriate stock powers duly executed in blank, and (ii) Parent’s delivery of the US Subsidiary Purchase Price to the Company via wire transfer of immediately available funds to an account designated by the Company at least three (3) Business Days prior to the Closing Date. Notwithstanding the foregoing, to the extent that the Merger is not consummated as described in this Agreement, this Section 2.1 (and any reference to the US Subsidiary Purchase throughout this Agreement) shall be revoked ab initio and shall be deemed null and void, without any further action. Any and all Liabilities, Taxes, costs and expenses relating to or resulting from the US Subsidiary Purchase shall be solely the responsibility of Parent, while the Company and the holders of any Equity Interests in the Company shall not incur or be liable to any such Liability, Tax, cost or expense.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company (the “Surviving Company”) and shall (a) become indirectly wholly owned by Parent, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

Section 2.3 The Closing. Unless this Agreement shall have been terminated in accordance with Article IX, the closing of (i) the US Subsidiary Purchase and (ii) the Merger will occur at the offices of Amit, Pollak, Matalon & Co., APM House, 18 Raoul Wallenberg St., Building D, Tel Aviv, Israel 6971915 (“APM House”) (collectively (i) and (ii), the “Closing”), such that the closing of the US Subsidiary Purchase will occur one minute before the closing of the Merger, with the Closing of each of (i) and (ii) occurring no later than the second Business Day following the date on which each of the conditions set forth in Article VIII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time, date and location as the parties hereto shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.4 Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger and the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties hereto that the Merger shall be declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

Section 2.5 Effect of the Merger. The Merger shall have the effects set forth in the ICL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, (i) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (iii) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

Section 2.6 Articles of Association. At the Effective Time, the Articles of Association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Company, until duly amended as provided therein, herein and by applicable Law.

Section 2.7 Directors and Officers.

(a) Directors. The parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be appointed and serve as the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Company’s articles of association.

(b) Officers. At the Effective Time, the non-director officers of the Company immediately before the Effective Time shall be the non-director officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.8 Effects on Share Capital.

(a) Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Conversion of Company Shares. Each Ordinary Share, par value one New Israeli Shekel (NIS 1.00) per share, of the Company (each, an “Ordinary Share” and collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than Company Shares canceled pursuant to Section 2.8(a)(ii), shall automatically be converted into and represent the right to receive NIS 6.10 (Six New Israeli Shekel and Ten New Israeli Agurot) in cash (the “Merger Consideration”), without interest and less applicable Taxes required to be withheld, upon the surrender of the certificate representing such Company Share (or receipt of an “agent’s message” or other acceptable evidence of transfer if such Company Share is uncertificated) in the manner provided in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.11). The amount of cash each Effective Time Holder is entitled to receive shall be rounded to the nearest New Israeli Agora, and computed after aggregating all cash amounts for all Company Shares held by such Effective Time Holder.

(ii) Parent Owned Shares and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(iii) Share Capital of Merger Sub. Each Ordinary Share, of no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one validly issued, fully paid and nonassessable Ordinary Share, par value one New Israeli Shekel (NIS 1.00) per share, of the Surviving Company and such Ordinary Shares shall constitute the only outstanding share capital of the Surviving Company. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Company.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action.

(c) Company Options.

(i) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be canceled in exchange for the right to receive a lump sum cash payment (without interest) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Company Share for such Company Option and (ii) the total number of shares underlying such Company Option (the “Option Consideration”), less applicable Taxes required to be withheld with respect to such payment. From and after the Effective Time, all Company Options shall no longer be outstanding and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto or arising therefrom, except the right to receive the Option Consideration payable hereunder. If the exercise price per Company Share for any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without payment of consideration.

(ii) Prior to the Effective Time, the Company shall adopt resolutions and use reasonable best efforts to take other actions that are necessary under the Company Stock Plans and/or award agreements (including providing Company Optionholders with notice of their rights with respect to any such Company Options as provided herein and/or seeking such Company Optionholders’ consents, in each case to the extent required by the terms of the applicable Company Stock Plans or award agreements) to effectuate the provisions of this Section 2.8(c).

(iii) The amount of cash each Company Optionholder is entitled to receive for the Company Options held by such holder pursuant to Section 2.8(c)(i) above shall be rounded to the nearest New Israeli Agora and computed after aggregating cash amounts for all Company Options held by such holder.

(iv) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the share capital of the Company or any of its Subsidiaries shall be cancelled.

Section 2.9 Payment Procedures.

(a) Paying Agent. Prior to the Effective Time (but in no event later than five (5) Business Days prior to the anticipated Effective Time), Parent shall select (ii) a bank or trust company in Israel reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in form reasonably satisfactory to the Company and Parent (the “Paying Agent Agreement”) and (ii) to the extent necessary in light of the provisions of the Withholding Tax Ruling, an information agent reasonably acceptable to the Company and Parent (the “Information Agent”) to assist in obtaining any requisite residency certificate and/or other declaration for Israeli Tax withholding purposes and, in connection therewith, shall enter into an agreement with the Information Agent in a form reasonably satisfactory to the Company and Parent.

(b) Exchange Fund. No later than the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to those holders of Company Shares (including Company Shares issued upon exercise of Company 102 Options (“Company 102 Shares”)) pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which such holders of Company Shares become entitled under this Article II as of the Effective Time (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent in a short-term conservative interest bearing account/deposit, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.8(a)(i), Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by Section 2.8(a)(i).

(c) Payment Procedures with respect to Company Shares.

(i) Promptly following the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares, and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case which were converted into the right to receive the respective Merger Consideration pursuant to Section 2.8(a)(i) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), (the “Letter of Transmittal”), (B) a form of declaration in which the beneficial owner of Company Shares provides certain information necessary for Parent or any other Payor to determine the amounts (if any) which need to be withheld from the respective Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling, if obtained), the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local, Israeli or foreign Law, and/or (C) instructions (including instructions from the Paying Agent) for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the respective Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, in each case.

(ii) In the case of Certificates, upon surrender of Certificates (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent and reasonably satisfactory to the Company, together with the Letter of Transmittal and the declaration for Tax withholding purposes (and such other documents as may reasonably be required by the Paying Agent consistent with customary practice), duly completed and validly executed in accordance with the instructions thereto or therein, the holders of such Certificates (or whom provided affidavit of loss in lieu thereof) shall be entitled to receive and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable, in exchange therefor an amount in cash equal to the respective Merger Consideration to which the holder thereof is entitled pursuant to Section 2.8(a)(i) (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled.

(iii) Company Shareholders who hold Uncertificated Shares, which immediately prior to the Effective Time are represented by book-entries shall be entitled to receive in exchange therefor an amount equal to the Merger Consideration to which such holder thereof is entitled pursuant to Section 2.8(a)(i) (less any applicable withholding taxes payable in respect thereof, which shall be withheld by any relevant Payor (including, for the avoidance of doubt, the nominee company, the Stock Exchange clearinghouse or the Stock Exchange members, subject to the terms of the Withholding Tax Ruling, if obtained), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.

(iv) The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. No Effective Time Holder who is a record holder of Company Shares shall be entitled to receive any amount held by the Paying Agent, unless such holder surrenders its Certificate (or affidavits of loss in lieu thereof) or Uncertificated Share and an executed Letter of Transmittal for payment in accordance with this Section 2.9(c).

(v) Payments and deliveries to be made under this Agreement shall be made in NIS, except for payments under Article IX, which shall be made in U.S. dollars, by check, or wire transfer of immediately available funds to such address or bank accounts as shall be set forth in the Letter of Transmittal.

(vi) Notwithstanding anything to the contrary in this Section 2.9(c), any Merger Consideration payable in respect of Company 102 Shares shall be transferred by the Paying Agent, in accordance with the terms of this Section 2.9(c) (including the requirement to surrender the Certificates and Letter of Transmittal by the 102 Trustee with respect to such Company 102 Shares), to the 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the 102 Trustee to the beneficial holders of such Company 102 Shares, in accordance with the requirements of Section 102 of the Ordinance.

(d) Payment Procedures With Respect to Company Options.

(i) No later than the Effective Time, Parent shall transfer the aggregate Option Consideration with respect to Company Options subject to Section 102 of the Ordinance (the “Company 102 Options” or “Company 102 Securities”), to the 102 Trustee, on behalf of holders of Company 102 Options, as the case may be, in accordance with Section 102 of the Ordinance (the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 of the Ordinance. Notwithstanding anything to the contrary herein, any payments made to holders of Company 102 Securities will be subject to deduction or withholding of Israeli Tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs.

(ii) No later than the Effective Time, Parent shall promptly deposit the aggregate amount of funds payable in respect of Company Options (other than Company 102 Securities) pursuant to Section 2.8 with the Company or the Subsidiary that is the employing or engaging entity of such holder at one or more accounts designated by the Company prior to Closing for the benefit of the holders of Company Options (other than Company 102 Securities), who shall pay to each holder of such Company Options the applicable amounts to which such holder is entitled pursuant to Section 2.8, through the applicable holder’s employing entity’s payroll system in accordance with standard payroll practices, after withholding of any required applicable Taxes (including under the Withholding Tax Ruling, if obtained). Notwithstanding anything to the contrary hereunder, payments to non-Israeli resident holders of Company Options, who were granted such awards in consideration solely for work or services performed outside of Israel for a Subsidiary, shall not be subject to any withholding or deduction of Israeli Tax to the extent that they provide to the Payor a validly executed declaration, to the satisfaction of Parent, in the form attached hereto as Exhibit A.

(e) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the respective Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares (and promptly provided to Parent or the Paying Agent a document, in form reasonably acceptable to Parent, evidencing the amount so paid), or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(f) Required Withholding. Notwithstanding anything to the contrary hereunder, each of the Parent, its Subsidiaries, Merger Sub, the Company, its Subsidiaries, the Surviving Company, the 102 Trustee, the Paying Agent, the nominee company, the Stock Exchange clearinghouse and the Stock Exchange members and any of their respective agents (each a “Payor”) shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration, or other amounts, payable or otherwise deliverable pursuant to, or in connection with, this Agreement (including the Merger Consideration and payments set forth in Section 2.8(c)) such amounts as the Payor reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Withholding Tax Ruling, if obtained within 180 days from Closing, the Ordinance, or under any provision of applicable state, local, Israeli or foreign Tax Law. To the extent such amounts were so deducted or withheld, such amounts shall be (i) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (ii) timely remitted by each Payor to the applicable Governmental Authority in accordance with applicable Law. The Payor shall provide to each Person as soon as reasonably possible, in respect of which the deduction and withholding was made, with a document evidencing the amount so withheld and remitted to the applicable Governmental Authority with respect to the payment made to such Person. To the extent amounts were so deducted or withheld, the withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, if the Paying Agent provides Parent, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) with respect to Israeli Tax, any consideration payable under this Agreement at the Closing to each holder of Company Shares that holds Company Shares represented by Certificates directly and not through a nominee company (the “Certificated Shareholders”), shall be retained by the Paying Agent for the benefit of each such Certificated Shareholder for a period of up to 180 days from Closing or an earlier date required in writing by such Certificated Shareholder or as otherwise requested by the ITA (the “Withholding Drop Date”) during which time no Payor shall make any payments to any such Certificated Shareholder with respect to such Company Shares represented by Certificates or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below (unless such Payor is otherwise instructed explicitly by the ITA), and during which time each such Certificated Shareholder may obtain (or, if one already exists, present to the Paying Agent) a valid certificate, ruling or other written instructions issued by the ITA regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Article II or providing other instructions regarding such payments or withholding, to the Parent’s reasonable satisfaction (the “Valid Certificate”). If a Certificated Shareholder of Company Shares represented by Certificates delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Certificate to a Payor, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from any payment payable pursuant to this Agreement to such Certificated Shareholder with respect to such Company Shares represented by Certificates, shall be made only in accordance with the provisions of such Valid Certificate. If any Certificated Shareholder of Company Shares represented by Certificates (i) does not provide Payor with a Valid Certificate, by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release such Certificated Shareholder’s applicable consideration relevant to such Company Shares represented by Certificates prior to the Withholding Drop Date but fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such consideration shall be calculated according to the applicable withholding rate under applicable Israeli Law as reasonably determined by the Parent. Such amount shall be delivered or caused to be delivered to the ITA by the relevant Payor. To the extent amounts were so deducted or withheld and remitted to the appropriate Governmental Authority, the withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Company, Merger Sub, the Surviving Company, any Payor or any other party hereto shall be liable to a holder of Company Shares for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time, shall be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 2.9 shall thereafter look for payment of the Merger Consideration, without interest, payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

Section 2.10 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.9. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof and a reasonable and customary agreement by such holder to indemnify and hold harmless Parent from and against any losses in connection therewith (such affidavit to be in a form attached to the Letter of Transmittal); provided, however, that each of Parent or Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnification undertaking reasonably acceptable to such Payor against any claim that may be made against any Payor with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12 No Interest. No interest shall accumulate on any amount payable in respect of any Company Shares or Company Options in connection with the Merger.

Section 2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Company are fully authorized in the name and on behalf of the Company and the Company Shareholders to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth or specifically referred to in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Good Standing; Company Charter Documents. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Israel, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets and to perform its obligations under all Contracts to which it is a party or by which it is bound. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business. The Company has delivered or made available to Parent a complete and correct copy of the articles of association, as amended to date, of the Company (the “Charter Documents”), which are in full force and effect, and the Company is not in default in the performance, observation or fulfillment of such documents in any material respect.

Section 3.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, to perform its covenants and obligations hereunder and, subject to obtaining the approval of this Agreement, the Merger and the other transactions contemplated hereby by holders of at least a majority of the Company Shares voted at the Company Shareholders Meeting, provided that (1) such majority includes more than 50% of the Company Shares voted (not counting any absentee votes) by shareholders that are not Merger Sub, Parent or any person or entity holding at least 25% of the means of control of either Merger Sub or Parent, or any person or entity acting on behalf of either Merger Sub or Parent or any family member of, or entity controlled by, any of the foregoing and (2) either (i) such majority includes the affirmative vote of at least a majority of the total votes cast by shareholders who are present and voting (not counting any absentee votes) who are not “controlling shareholders” in the Company and do not have a “personal interest” (each as defined in the ICL) in the matter, or (ii) the total number of Company Shares voted against the proposal to approve this Agreement, the Merger and the other transactions contemplated hereby by shareholders who are neither “controlling shareholders” in the Company nor have a “personal interest” in the matter who were present and voted, does not exceed two percent (2%) of the total voting rights in the Company (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any of the Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than (assuming the accuracy of the representations and warranties in Section 3.3 below) obtaining the Company Shareholder Approval for the consummation of transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and at or before the Closing the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

Section 3.3 Board and Shareholders Actions.

(a) At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of ICL and the Charter Documents, the Company Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) subject to the provisions of the Agreement, resolved to recommend that the Company’s shareholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby. To the extent required under applicable Law, the audit committee or the compensation committee of the Company Board (as the case may be) has approved this Agreement and the Merger and the other transactions contemplated hereby prior to the aforesaid approval of the Company Board.

(b) Assuming the receipt of the Company Shareholder Approval, no other vote of holders of Company Shares is necessary in order to approve and adopt this Agreement and the Merger under the ICL and the Charter Documents.

Section 3.4 Non-Contravention. The execution and delivery by the Company of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (A) (i) contravene, violate or conflict with or result in the breach of or constitute a default (with or without notice or lapse of time, or both) under, (ii) result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or a right to challenge the transactions contemplated hereby under, (iii) result in a loss of a material benefit under, (iv) give rise to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, (v) require the payment of a penalty under, or (vi) result in the imposition of any Lien on the assets of the Company or any of the Company’s Subsidiaries under, (a) the Charter Documents, (b) the charter, articles of association, bylaws or other constituent documents of any of the Company’s Subsidiaries, (c) subject to obtaining the Approvals in respect of the Material Contracts set forth in Section 3.4 of the Company Disclosure Letter, any Material Contract, or (d) assuming the Approvals in respect of the Material Contracts set forth in Section 3.4 of the Company Disclosure Letter and the Approvals referred to in Section 3.5 of this Agreement are obtained or made and subject to obtaining the Company Shareholder Approval, any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (B) subject to obtaining the Approvals in respect of the Contracts set forth in Section 3.4 of the Company Disclosure Letter, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (A)(b), (A)(c), (A)(d) and (B) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Required Governmental Approvals. No consent, clearance, approval, license, Order or authorization of, or filing, declaration, notice or registration with, or expiration or termination of any waiting period required by, or notification to (any of the foregoing being referred to herein as an “Approval”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution or delivery by the Company of this Agreement or any Ancillary Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, other than (a) the IIA Notice, (b) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (c) the filings and other Approvals as may be required under Israeli Securities Law, (d) the filings and other Approvals as may be required under the rules and regulations of TASE, such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any third party’s) participation in the Merger or the other transactions contemplated hereby, and (e) such other Approvals the failure of which to make or obtain, individually or in the aggregate, is not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Company Capitalization.

(a) The registered (authorized) share capital of the Company consists of NIS 35,000,000 divided into 35,000,000 Ordinary Shares, NIS 1 par value per share. At the close of business on February 18, 2020 (the “Capitalization Date”), (i) 27,081,506 Ordinary Shares were issued and outstanding, (ii) no Ordinary Shares were held by the Company in its treasury, and (iii) there were outstanding Company Options to purchase 2,000,817 Ordinary Shares. Except as set forth above, at the close of business on the Capitalization Date, no shares or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the ICL, the Charter Documents or any Contract to which the Company is otherwise bound. Since the Capitalization Date, the Company has not (x) issued any Ordinary Shares, Company Options or other securities or rights to acquire Ordinary Shares or other rights that give the holder thereof any economic benefit accruing to the holders of any Ordinary Shares, other than pursuant to the exercise of Company Options or as permitted by Section 5.1(b), or (y) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 5.1(b).

(b) Section 3.6(b) of the Company Disclosure Letter sets forth a true and complete table of all holders, as of the close of business on the Capitalization Date, of outstanding Company Securities, including, without limitation, Company Shares and Company Options, including the Company Stock Plan under which such Company Option was issued (all forms of agreements and instruments relating to or issued under each Company Stock Plan), whether such Company Option is currently intended to qualify as a nonqualified stock option or incentive stock option pursuant to the Code, the Ordinance or otherwise, the name of the holder thereof, the residence of such holder, the grant date, expiration date, the number of Company Shares issuable thereunder, the exercise price, the vesting schedule, the payment schedule (if different than the vesting schedule), whether each such Company Option was granted and is subject to Tax pursuant to Section 3(i) of the Ordinance or Section 102 of the Ordinance and the applicable sub-section of Section 102 of the Ordinance, and for Company Options subject to Section 102(b)(2) of the Ordinance the date of deposit of such Company Option with the 102 Trustee, including, the date of deposit of the applicable board resolution and the date of deposit of the respective option agreement with the 102 Trustee. Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of an Ordinary Share as determined on the date of grant of such Company Option, as determined pursuant to Section 409A of the Code. Except as set forth in this Section 3.6, there are (i) no outstanding shares of, or other equity or voting interest in, nor any deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of shares of, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights, share appreciation rights, “phantom” share rights, performance units, interests in or rights to ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, Company Options, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Shares pursuant to the terms of Company Stock Plans. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all share option agreements evidencing outstanding Company Options. Relevant tax rulings, opinions, and filings with the ITA relating to the Company Stock Plan and any outstanding award thereunder, as of the Capitalization Date have been provided to Parent. The terms of the Company Stock Plans permit the cashing out and cancellation at the Closing of Company Options as provided in this Agreement (including in Section 2.8 above), without the consent or approval of the holders of such securities, the Company Shareholders, or otherwise (other than the resolution of the Company Board) and without any acceleration of the exercise schedule or vesting provisions in effect for those Company Options, and no benefits under any of such Company Stock Plans will accelerate per their terms in connection with the transactions under this Agreement. Each Company Option (i) has not had its exercise date or grant date delayed or “back-dated,” and (ii) has been issued in compliance with all applicable Laws (including, with respect to Company 102 Options, in accordance with all requirements of Section 102 of the Ordinance required in order to qualify as a capital gains with a trustee option thereunder).

(c) Except as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company or any of its Subsidiaries.

Section 3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization, schedule of shareholders of and the individuals who comprise the board of directors or comparable body of each Subsidiary of the Company.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law), except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate or otherwise hold its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the US Subsidiary Purchase, Exalenz US has all requisite corporate power and authority to perform its covenants and obligations hereunder and, no approval or consent is necessary to consummate the US Subsidiary Purchase or the other transactions contemplated hereby.

(c) All of the outstanding share capital of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens (other than Liens under applicable securities Laws) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share stock or other equity or voting interest) that would prevent the operation by the Surviving Company of such Subsidiary’s business as presently conducted and, with respect to Exalenz US, the consummation of the US Subsidiary Purchase.

(d) Except as set forth on Section 3.7(d) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, nor any deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of shares of, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any share capital of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the share capital of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(e) The Company has made available to Parent true and complete copies of the charter and other material organizational documents of each of its Subsidiaries, in each case as amended through the date of this Agreement, and none of such Subsidiaries is in default in any material respect in the performance, observation or fulfillment of such documents.

(f) Section 3.7(f) of the Company Disclosure Letter sets forth a true and complete list of all share capital, membership interests, partnership interests, Joint Venture Interests and other equity interests in any Person (other than a Subsidiary of the Company) owned, directly or indirectly, by the Company or any Subsidiary of the Company as of the date of this Agreement. The term “Joint Venture Interests” means interests in any corporation or other entity

(including partnership, limited liability company and other business association) that is not a Subsidiary of the Company and in which the Company or one or more of its Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 2.5% of any class of the outstanding voting securities or other equity of any such entity).

Section 3.8 Company Reports.

(a) Since January 1, 2017, the Company has filed or furnished, as applicable, on a timely basis, all reports, certifications and documents with the TASE and the ISA that have been required to be filed or furnished, as applicable, by it under applicable Laws prior to the date hereof (all such forms, reports, certifications and documents, together with all documents filed or furnished on a voluntary basis and all exhibits and schedules thereto, the “Company Reports”). The Company is not required to file or furnish any forms, reports or other documents with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company Report complied as to form in all material respects with the applicable requirements of Israeli Securities Law, as in effect on the date such Company Report was filed, and (b) each Company Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, the TASE or ISA. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing TASE or ISA review or investigation.

(b) The Company is not and has not been a “foreign private issuer” as such term is defined under the Exchange Act.

(c) The consolidated financial statements of the Company and its Subsidiaries (including the related notes and schedules thereto) included in the Company Reports filed with the TASE (the “Financial Statements”) (i) have been prepared in accordance with IFRS consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted), and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). No financial statements of any Person other than the Company and the Company’s Subsidiaries are required by IFRS to be included in the consolidated financial statements of the Company.

(d) The Company and its Subsidiaries maintain disclosure controls and procedures. Such disclosure controls and procedures are effective to provide reasonable assurance that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company Reports.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Since January 1, 2017, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and its Subsidiaries’ internal controls.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TASE and the applicable corporate governance and other requirements of the ICL.

(h) Since January 1, 2017, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or a Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of the Company’s Subsidiaries or their officers, directors, employees or agents to the chief executive officer, chief financial officer, or general counsel of the Company, or to the audit committee (or other committee consisting of solely non-employee directors) of the Company Board or the board of directors of any of the Company’s Subsidiaries.

(i) Since January 1, 2017, the Company’s auditors did not issue letters to the Company Board and/or audit committee.

(j) To the Knowledge of the Company, no employee of the Company or the Company’s Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation of possible violation of any applicable legal requirements. The Company has not, nor to the Knowledge of the Company, has any director, officer, employee, contractor, subcontractor or agent of the Company or of any of its Subsidiaries discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company’s Subsidiaries in the terms and conditions of employment because of any lawful act of such employee.

(k) No independent registered public accounting firm of the Company has resigned or been dismissed as independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

(l) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and of the Company’s Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements”, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company Reports filed with the TASE.

(m) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the ISA staff with respect to the Company Reports filed with the TASE. There are no internal investigations pending and, to the Knowledge of the Company, there are no ISA inquiries or investigations, or other governmental inquiries or investigations, pending or threatened, in each case regarding the Company, or its executive officers or directors regarding and in connection with their position in the Company.

Section 3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, whether or not such Liabilities are of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with IFRS or in the notes thereto, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement (a) except for actions taken or not taken in connection with the transactions contemplated by this Agreement and except as set forth on Section 3.10 of the Company Disclosure Letter, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 5.1(b)(i), (iv), (v), (vi), (viii), (x), (xi), or (xii) (Interim Conduct of Business), (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance in excess of $100,000, and (d) there has not been or occurred, and no circumstances have existed or exist that constitute, or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any Contract with a natural person either as an employee or an independent contractor (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) that carries an aggregate annual base salary in excess of $75,000 per annum (excluding Contracts for “at-will” relationships or that are terminable by the Company or the applicable Subsidiary at its discretion, by notice of not more than ninety (90) days for a cost of less than $100,000);

(ii) any currently effective severance, retention, termination, golden parachute, change-of-control or similar agreement with any current or former director, officer or employee of the Company or any of its Subsidiaries;

(iii) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any of the Company’s share capital or other securities or any options, warrants or other rights to purchase or otherwise acquire any Ordinary Shares, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard Contract under a Company Plan;

(iv) collective bargaining agreement except for collective bargaining agreements applicable to all employees in Israel and except for extension orders (tzavei harchava), material terms and conditions of employment, or similar material Contract with any labor organization, council, union, association or employees that are specific to the Company and its employees and for the avoidance of doubt not including extension orders (tzavei harchava);

(v) Contract with (A) any current or former officer or director of the Company or any Subsidiary of the Company or any of their immediate family members (other than any Employee Plans), or (B) any “controlling shareholder” of the Company (as defined in the ICL);

(vi) any customer, client, sales representative, distributor or supply Contract that involves consideration in fiscal year 2019 in excess of $100,000 or that is reasonably likely to involve consideration in fiscal year 2020 in excess of $100,000, in each case other than purchase orders entered into in the ordinary course of business consistent with past practice;

(vii) any Contract providing for (A) Government Grants from the IIA, R&D Sponsor or any other Israeli Governmental Authority, which Government Grant is extended to support the Company’s research and development operations, or (B) material Government Grants from any other Governmental Authority;

(viii) any Contract with a Governmental Authority;

(ix) any Contract to which the Company or any of its Subsidiaries is a party that (A) contains any covenant by the Company or any of its Subsidiaries that limits the freedom of the Company or any Subsidiary of the Company to compete or engage in any line of business or to not engage in its business in any geographic location or to solicit or hire any Person or (B) restricts the development, manufacture, marketing or distribution of the products and services of the Company or any of its Subsidiaries, including any Contract with any Person granting such Person the exclusive right in any territory to sell or distribute any product, or other Contract providing “most favored nations” pricing terms for products, in each case, with respect to this clause (B), that is material to the Company and its Subsidiaries, taken as a whole;

(x) any Contract entered into after December 31, 2016 (A) relating to the disposition, acquisition or lease (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business consistent with past practice, (B) pursuant to which the Company or any of its Subsidiaries will acquire or has acquired any material interest in any other Person (other than the Company or any of its Subsidiaries) or other business enterprise for an amount in excess, in the aggregate, of $100,000, or (C) for the acquisition or disposition of any business and such Contract contains any profit sharing arrangements or “earn-out” arrangements or other contingent payment obligations under which obligations are continuing;

(xi) any Contract (including any so called take-or-pay or keepwell agreements) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness for borrowed money, liabilities or obligations of any other Person (other than a Subsidiary of the Company) in excess of $100,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xii) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in excess of $100,000 (other than extensions of trade credit in the ordinary course of business consistent with past practice);

(xiii) any Contract granting any Person a right of first refusal or first negotiation or similar rights with respect to any sale of the Company or a substantial portion of its shares or assets;

(xiv) any Contract imposing “standstill” obligations on the Company or any of its Subsidiaries;

(xv) any Contract that contains a license, distribution, sale, resale or incorporation of any Intellectual Property (except for (A) licenses of commercially available, off-the-shelf, click-wrap or shrink-wrap Software, and (B) licenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with the past practice);

(xvi) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person or any material Contract involving the sharing of revenues, profits or losses by the Company or any of its Subsidiaries with any unaffiliated third party;

(xvii) any Contract that involves or relates to Indebtedness for borrowed money or under which the Company or any of its Subsidiaries has issued any note, bond, debenture or other evidence of Indebtedness for borrowed money to, any Person (other than the Company or any of its Subsidiaries) or any other note, bond, debenture or other evidence of Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than in favor of the Company or any of its Subsidiaries) (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business consistent with past practice, in each case for a principal amount in excess of $100,000;

(xviii) any lease of personal or real property that involves anticipated expenditures by the Company or any of its Subsidiaries of more than $50,000 in any twelve (12) month period;

(xix) any Contract that, together with any related Contracts, provides for capital expenditures in excess of $100,000 for any single project or related series of projects;

(xx) any Contract with any Material Customer or Material Supplier;

(xxi) any Contract among any of the Company and its Subsidiaries; and

(xxii) any Contract, or group of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which would or would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xxi) above.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all such Material Contracts, including all amendments, supplements, waivers, and side letters thereto, have been made available to Parent.

(c) (i) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity, (ii) neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any such Material Contract, and no circumstances exist and no event has occurred that with notice or lapse of time or both would or would be reasonably expected to constitute such a material breach or material default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto or are reasonably expected to contravene in any material respect, conflict in any material respect with, or result or give the Company or any of its Subsidiaries or any other Person the right to declare a material default or exercise any material remedy under, or to materially accelerate the maturity or performance of, or to cancel, terminate or materially modify, any Material Contract, and (iii) none of the Company and the Company’s Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Material Contract.

Section 3.12 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all material modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Leased Real Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Company and the Company’s Subsidiaries, and which are necessary for the continued operation of the business of the Company and the Company’s Subsidiaries, as the business is currently conducted and as currently proposed to be conducted.

(c) With respect to each of the Leases:

(i) the Company or the Company’s Subsidiaries possession, as applicable, and quiet enjoyment of the Leased Real Property relating to each Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease;

(ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(iii) none of the Company or the Company’s Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Lease;

(iv) none of the Company or the Company’s Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein other than Permitted Liens; and

(v) the Company and the Company’s Subsidiaries have paid all sums due and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the Leases.

(d) Section 3.12(d) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(e) All of the Leases set forth in Section 3.12(b) or Section 3.12(d) of the Company Disclosure Letter are, and provided that the Company shall receive the Approval of the lessor, if required, prior to the Closing, at the Closing each will be legal, valid and binding and in full force and effect, and is valid and enforceable by and against the Company and/or a Subsidiary of the Company, as applicable, and the lessor in accordance with its terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law) and neither the Company nor any of its Subsidiaries is in material breach of or material default under, or has received written notice of any material breach of or material default under, any such Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would or would reasonably be expected to constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or any other party thereto.

(f) To the Knowledge of the Company, (i) each of the Company and the Company’s Subsidiaries has all material Permits necessary for the current use by it of each applicable Leased Real Property, (ii) no material default or violation by the Company or the Company’s Subsidiaries has occurred in the due observance of any such Permit, and (iii) the current uses of each Leased Real Property comply with applicable Laws.

Section 3.13 Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, all tangible personal properties and assets that are material to the Company and the Company’s Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter lists all (i) Registered Intellectual Property and (ii) Company Intellectual Property, including Company Software and Company IP Agreements but excluding commercially available off-the-shelf software licensed to Company or its Subsidiaries on a non-exclusive basis, that are not registered but that are material to the Company or its Subsidiaries’ business or operations. Each of the Company and its Subsidiaries has taken all steps reasonably necessary to maintain registrations of all material Registered Intellectual Property, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, except for the abandonment, withdrawal and expiration of Registered Intellectual Property in the ordinary course of business consistent with past practice. Section 3.14(a) of the Company Disclosure Letter lists the jurisdictions in which each such Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. Except as set forth in Section 3.21 of the Company Disclosure Letter, the Company or its Subsidiaries have all right, title, and interest in and to the Registered Intellectual Property and the Registered Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding Legal Proceeding, order, judgment or decree materially adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto. Each Company IP Agreement is valid and binding on the Company or its Subsidiaries in accordance with its terms and is in full force and effect.

(b) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries that are owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable measures in accordance with standard practice to protect the confidentiality of all Trade Secrets of any third party disclosed to the Company, or any of its Subsidiaries which are subject to a non-disclosure agreement with the Company, or any of its Subsidiaries, including any such Trade Secret expressly identified to the Company or any of its Subsidiaries upon disclosure as confidential and proprietary information. All employees, contractors or agents of the Company or any of its Subsidiaries executed non-disclosure and assignment of invention agreements (or similar agreements relating to the protection, ownership, development, use or transfer of Company Intellectual Property Rights or Company Technology) in forms which are satisfactory and customary. To the Knowledge of the Company, such Trade Secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements, except for any disclosures that have not had, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no employee, contractor or agent of the Company or any of its Subsidiaries or any other Person is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property Rights or Company Technology or any other Intellectual Property or Technology owned by the Company or any of its Subsidiaries, except for any disclosures that have not had, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Letter, no rights in any Company Intellectual Property Rights, Company Software or Company Technology have been transferred or granted by the Company or any of its Subsidiaries to any other Person except for non-exclusive licenses of Company or its Subsidiaries products (“Company Products”) granted by the Company or the Company’s Subsidiaries in the ordinary course of business consistent with past practice.

(c) The Company is the owner of, or has valid and continuing rights to use the Company Intellectual Property Rights, free and clear of all Liens or other restrictions, other than Permitted Liens. To the knowledge of the Company, the Company has valid and continuing rights to make, sell, license or otherwise use the Company Technology, Company Products and Company Intellectual Property in connection with the conduct of the business of the Company and the Company’s Subsidiaries as presently conducted. To the Company’s Knowledge, there is no Intellectual Property or Technology other than Company Intellectual Property Rights and Company Technology that is material to or necessary for the operation of the businesses of the Company and its Subsidiaries, or for the continued operation of the business of the Company and its Subsidiaries as presently conducted, except for shrink-wrap or other off-the-shelf Intellectual Property or Technology that is readily available on reasonable terms through commercial distributors or in consumer retail stores for an annual license fee of less than $500,000. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use under license in the conduct of the Company’s business or operations as currently conducted, including all Company Intellectual Property provided that Parent shall execute and deliver the required (if required) undertaking under the R&D Law to the IIA as part of the IIA Notice. All Company Intellectual Property, including all Registered

Intellectual Property, is in the name of the Company and all title records for the Registered Intellectual Property is updated with all respective Governmental Authorities in the name of the Company. The Company has provided Parent with true and complete copies of all file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Intellectual Property.

(d) To the Knowledge of the Company’s or any of its Subsidiaries’ use, practice or other commercial exploitation of the Company Intellectual Property Rights and Company Technology and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Intellectual Property Rights, the Company Products and the Company Technology, and the operation and conduct of the Company’s and its Subsidiaries’ business, do not infringe, constitute an unauthorized use of, misappropriate, dilute or otherwise violate the Intellectual Property Rights of a third Person.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is a party to or the subject of any settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license), Legal Proceeding, which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology or (ii) contesting, challenging, or seeking to deny or restrict the right of the Company or any of its Subsidiaries to use, distribute, sell, exercise, lease, license, transfer or dispose of any Company Intellectual Property Rights or Company Technology. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received written notice of such threatened claim against the Company or any of its Subsidiaries of infringement, misappropriation, unauthorized use, or violation that the conduct of the Company’s business infringes, misappropriates, or otherwise violates the Intellectual Property Rights or Technology of a third Person or challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property Rights owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(f) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property Rights owned by, or exclusively licensed to, the Company or any of its Subsidiaries, or Company Technology, and neither the Company nor any of its Subsidiaries has made in the last five (5) years preceding the date hereof any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(g) To the Knowledge of the Company, except as set forth on Section 3.14(g) of the Company Disclosure Letter, each present employee, independent contractor or consultant who conceived, developed or created, or participated in creating, any part of any Company Intellectual Property Rights, Company Products or Company Technology, has executed a written agreement with the Company or any of its Subsidiaries, as applicable, that subject to applicable law (i) conveys or assigns to the Company or any of its Subsidiaries, as applicable, all right, title and interest in and to, or the right to use on a royalty-free basis, all Intellectual Property developed by such Person in connection with such Person’s engagement with the Company or any of its Subsidiaries, as applicable, (ii) obligates such employee, consultant or independent contractor to keep any confidential information of the Company and its Subsidiaries, including Trade Secrets, confidential, (iii) acknowledges the Company or its Subsidiaries, as applicable, exclusive ownership of all such Intellectual Property, (iv) have waived all non-assignable rights in and to such Intellectual Property, including all moral rights therein, in favor of the Company and its successors and assigns; (v) obligates such employee, consultant or independent contractor to disclose to the Company or any of its Subsidiaries, as applicable, promptly upon the creation of any Intellectual Property, all relevant information and details regarding such Intellectual Property; (vi) contains the employee, consultant or independent contractor’s explicit waiver of: (a) any rights of ownership or title in Company Intellectual Property; and (b) any rights to royalties or other consideration or remuneration in relation to any Company Intellectual Property. All of the Company’s and any of its Subsidiaries’ Israeli employees have expressly and irrevocably waived their rights to receive compensation in connection with any “Service Inventions” under the provisions of Section 132(b) and Section 134 of the Israeli Patent Law, 1967 (the “IPL”). The Company’s and its Subsidiaries’ business as currently conducted and as currently proposed to be conducted, will not require the use any of the developments, ideas, inventions, trade secrets, proprietary information or other intellectual property of any of its employees or consultants, made prior to their employment or engagement by the Company.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Letter, (i) there are no Contracts or arrangements to which the Company or any of its Subsidiaries is a party under which any Governmental Authority acquires rights with respect to any Company Software or Company Intellectual Property Rights, nor has any Governmental Authority acquired any rights outside of any such Contracts, arrangements or subcontract as the result of providing any funding to the Company or any of its Subsidiaries relating to the development of any Company Intellectual Property Rights, including any government rights and prerogatives as defined under the IPL including rights under Section 55, Chapter 6 and Chapter 8 thereof, and (ii) there are no Contracts or arrangements to which the Company or any of its Subsidiaries is a party under which any Governmental Authority acquires rights with respect to any Company Software, Company Technology or Company Intellectual Property Rights exclusively licensed to, the Company or any of its Subsidiaries.

(i) Except as provided in Section 3.14(i) of the Company Disclosure Letter, no university, military, educational institution, research center, Governmental Authority, entity owned or controlled by any Governmental Authority, hospitals, medical centers or other similar institutions or organization (each, an “R&D Sponsor”) has sponsored or provided funding to the Company or the Company’s Subsidiaries for any research and development conducted in connection with the business of the Company and the Company’s Subsidiaries, or has any claim of right to, ownership of or other Lien, or rights to royalties or other consideration on any Company Intellectual Property Rights or any Company Technology or Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a participant in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Company Intellectual Property Rights or Company Technology or restrict the ability of the Company or any of the Company’s Subsidiaries to enforce, license or exclude others from using any Company Intellectual Property Rights or Company Technology, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2017, none of the employees, consultants or independent contractors of the Company or any of its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any of the Company Intellectual Property Rights or Company Technology was, during the time period in which such Person was engaged by the Company or any of its Subsidiaries, an employee of any R&D Sponsor. All Company Products or any products or Intellectual Property under development by Company or any of its Subsidiaries uses or incorporates Intellectual Property that was developed by the Company or any of its Subsidiaries using funding provided by the IIA. Section 3.14(i) of the Company Disclosure Letter sets forth the amount of each Government Grant received by the Company or any of its Subsidiaries from any R&D Sponsor and with respect to each of such Government Grants provided by the IIA: (a) the Benefit Track Number; (b) the file number; (c) file approval date; (d) aggregate amount received; (e) current royalty repayment rate in %; and (f) aggregate royalties repaid.

(j) R&D Sponsor Government Grants

(i) Except as set forth in Section 3.14(j) of the Company Disclosure Letter, since January 1, 2017, none of the Company and its Subsidiaries has applied for, nor received any, Government Grant, from any R&D Sponsor.

(ii) The Company has duly paid all royalties due which apply to each specific Government Grant relevant to any Company Intellectual Property (whether IIA Funded Intellectual Property or otherwise), and there have been no disputes or disagreements with the relevant R&D Sponsor (whether the IIA or otherwise) with respect to such.

(iii) The Company submitted to each R&D Sponsor (including the IIA) all the required notices with respect to each non-Israeli Person as required pursuant to the R&D Law, including the form of undertaking that the R&D Law requires be signed by each such non-Israeli Person.

(iv) No Lien was ever created with respect to any IIA Funded Intellectual Property and no such IIA Funded Intellectual Property has ever been put in escrow.

(v) The Company is not, and has not, manufactured (whether by itself or by any other Person), or provided manufacturing rights to another, outside of Israel in any fashion that uses or incorporates IIA Funded Intellectual Property and has not submitted any request to the IIA for permission to do so. The Company has not transferred (including, but not limited to, by way of disclosure of such know-how, deposit in escrow or granting license rights) any IIA Funded Intellectual Property, and has not submitted any request to the IIA for permission to do so. Furthermore, the royalty repayment cap of any Government Grant relevant to the IIA Funded Intellectual Property has not been increased nor has the royalty repayment rate (set forth in Section 3.14 of the Company Disclosure Letter) been increased – whether or not conditionally.

(vi) The Company has made available to the Parent all material letters of approval, certificates of completion, supplements or amendments thereto for Government Grants received by the Company from any R&D Sponsor and all material correspondence related thereto. In each application submitted by or on behalf of the Company (including, without limitation, with respect to IIA Funded Intellectual Property), all material information required by such application has been disclosed accurately and completely in all material respects.

(vii) With the exception of standard restrictions and obligations relating to the receipt of Government Grants from the IIA, there are no other undertakings, restrictions or obligations of the Company or its Subsidiaries in connection with any Government Grant provided with respect to the IIA Funded Intellectual Property. The Company is in compliance with the terms and conditions of all Government Grants received by the Company from any R&D Sponsor (including, without limitation, with respect to IIA Funded Intellectual Property) and the Company has duly and timely fulfilled all the undertakings relating thereto.

(k) The Company and each of its Subsidiaries is familiar with and in compliance in all material respects with the terms of use of any and all licenses which govern the use of Open Source Software (as defined below) incorporated into any Company Products, Company Technology or Company Intellectual Property. Except as provided in Section 3.14(k) of the Company Disclosure Letter (collectively, “Disclosed Open Source Software”), the Company and each of its Subsidiaries has neither used in the development, compilation or creation of any Company Products, Company Technology or Company Intellectual Property, nor has it embedded, incorporated or bundled any of its products now available or in development, any open source, copy left or community source code, including but not limited to any code or data subject to a GNU General Public License, GNU Lesser General Public Library, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, CDDL, Open Source Initiative license, MIT, Apache, and/or Public Domain licenses, or any other “open source” or freeware type licenses (collectively, “Open Source Software”). The Company does not currently use (including, for the purposes of this representation, the use of Disclosed Open Source Software), nor does it currently intend or plan to use, any Open Source Software which will or may require from it, the distribution (whether free of charge or for payment) of, or the provision of access or any other rights to, any source code, proprietary information, technology or Intellectual Property of the Company or any of its Subsidiaries, or restrict the Company or any of its Subsidiaries’ ability to charge for distribution of, or to use of its products for commercial purposes on an exclusive basis.

Section 3.15 Tax Matters. Except as set forth on Section 3.15 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time for filing) all federal, national, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with IFRS) on the most recent financial statements contained in the Company Reports for the payment of, all Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods and portions thereof through the Company Balance Sheet Date. Neither the Company nor any of the Company’s Subsidiaries have incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of IFRS, (ii) outside the ordinary course of business consistent with past practice, or (iii) otherwise inconsistent with past custom and practice following the Company Balance Sheet Date.

(b) The Company has made available to Parent true, correct and complete copies of all Tax Returns for tax years which have yet to be considered as final (with respect to Israeli Tax Returns—all Tax Returns which may be subject to audit by the ITA pursuant to Sections 145, 147 and 152 of the Ordinance), examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and its Subsidiaries.

(c) No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with IFRS) as adjusted in the ordinary course of business consistent with past practice through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes. There is no written claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in any Lien against any of the assets of the Company or any of its Subsidiaries.

(d) No pending audit of any Tax Return of the Company or any of its Subsidiaries is presently in progress by a Tax authority, nor has the Company or any of its Subsidiaries been notified of any request for such an audit.

(e) Neither the Company nor any of its Subsidiaries has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder. Neither the Company nor any Subsidiary thereof is subject to any reporting obligations under Sections 131D or 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(f) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(g) With respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of U.S. Treasury Regulation § 1.6011-4(b)(1) (or any similar provision of the Tax Laws of any other jurisdiction), such participation has been properly disclosed on IRS Form 8886 or as otherwise required under the Tax Laws of any other jurisdiction.

(h) No extension of time within which to file any Tax Return required to be filed by the Company or any of its Subsidiaries is currently in effect.

(i) No procedure, proceeding, contest, action, suit, investigation, claim, assessment or appeal is pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened or asserted with respect to Taxes (including refunds or deficiencies thereof) for which the Company or any of its Subsidiaries may be liable.

(j) No unresolved claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company or any of its Subsidiaries will have, as of the Closing Date, any liability for Taxes of any other entity.

(l) There are no Tax rulings, requests for rulings, private letter rulings, technical advice memoranda, similar agreement, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date. The Company has made available to Parent all material documentation relating to all Tax rulings, requests for rulings, private letter rulings, technical advice memoranda, similar agreement, or closing agreements relating to Taxes.

(m) Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing.

(n) All Taxes that the Company or any of its Subsidiaries is required by Law or Contract to withhold or to collect from each payment made to any employee, supplier, creditor, contractor, consultant, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and its Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or withheld or owing to any employee, supplier, lender, independent contractor, creditor, consultant or shareholder, and all accounting books and financial statements as well as any other material record or register provided for by the applicable Tax Laws (excluding any documentation with respect to which the statute of limitations has passed) have been and are duly prepared, kept and updated and include all relevant records and annotations in compliance in all material respects with the applicable Tax Laws.

(o) The Company and its Subsidiaries do not own any interest in any controlled foreign corporation pursuant to Section 75B of the Ordinance, or other entity the income of which is required to be included in the income of the Company or any of its Subsidiaries.

(p) Except as set forth on Section 3.15(p) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries is or has been a member of any consolidated, unitary, combined or affiliated group within the meaning of Section 1504 of the Code (or any similar provision of Law relating to Taxes).

(q) The Company and its Subsidiaries have not been a party to, or bound by any Tax exemption, Tax holiday or other Tax-sharing arrangement or order in any jurisdiction.

(r) Each of the Company and its Subsidiaries is a resident for Tax purposes solely in its country of incorporation, and neither the Company nor any of its Subsidiaries has ever been subject to Tax in any jurisdiction other than its country of incorporation, including by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty), any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction. None of the Company’s Subsidiaries that is organized outside of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes.

(s) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(t) Except as set forth on Section 3.15(p) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Section 85A of the Ordinance. No Tax authority has proposed, asserted or otherwise discussed with the Company or any of its Subsidiaries the possibility of a transfer pricing adjustment or failure to comply with any transfer pricing requirements. No transfer pricing adjustment is reasonably expected to be proposed, asserted or raised by any Tax authority with respect to the Company or any of its Subsidiaries either before or after the Closing Date (i) with respect to any transactions that occurred or will occur prior to the Closing Date or (ii) as a result of any transfer pricing documentation being provided to any Tax authority by the Company or any of its Subsidiaries prior to the Closing Date.

(u) No individual classified by the Company or any of its Subsidiaries as a non-employee (such as, an independent contractor, leased employee or consultant) was considered as an employee of the Company or any of its Subsidiaries by an applicable Tax authority.

(v) Neither the Company nor any of its Subsidiaries has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(w) During the last three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(x) Section 3.15(x) of the Company Disclosure Letter lists all Government Grants, including but not limited to any election or claim made by the Company or any of its Subsidiaries to be treated as or for benefits of Approved Enterprise Status from the Investment Center or “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under the Law for Encouragement of Capital Investments, 1959. Section 3.15(x) of the Company Disclosure Letter details all currently outstanding financial liabilities of the Company or any of its Subsidiaries under each of the Government Grants. The Company and its Subsidiaries are in compliance in all material respects with the terms, conditions and requirements of their respective Government Grants and have duly fulfilled in all material respects all the undertakings relating thereto. To the Company’s Knowledge: (i) the ITA does not have any intention to revoke or materially modify any of the Israeli Government Grants, (ii) none of the Israeli Governmental Grants will be jeopardized by the consummation of the transaction contemplated hereunder, and (iii) the Company and any of its Subsidiaries is in compliance in all material respects with the terms of any Israeli Government Grant. The Company has made available to Parent all material documentation relating to any applicable Governmental Grants.

(y) All Company Options granted to individuals subject to Tax under Section 409A of the Code have an exercise price equal to not less than the fair market value (determined in accordance with Section 409A of the Code) of the underlying Company Shares on the date of grant and no Company Option has a feature for the deferral of compensation within the meaning of Section 409A of the Code.

(z) The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning Israeli value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received any refund for input VAT for which they are not entitled under any applicable Law. No Company Subsidiary has ever been, and is currently not, required to effect Israeli VAT registration.

(aa) Each Company Subsidiary has collected and remitted all sales, use, value added and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes that were made without charging or remitting Sales Taxes, each Company Subsidiary has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(bb) The Company qualifies as an Industrial Company under the Law for the Encouragement of Industry (Tax), 1969.

Section 3.16 Employee Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each (A) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (B) terms of employment, including bonus, commissions, stock option, restricted stock unit, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, pension, retirement, disability, vacation (entitlement and accrual), sick days (entitlement and accrual), deferred compensation, severance, termination, retention, change of control, golden parachute, vacation, meal subsidies, dependent care, medical care, employee assistance program, education or tuition assistance, welfare, or post-employment welfare plan, program, agreement, contract, policy or arrangement and each other material and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, written and unwritten policy or binding arrangement (whether or not in writing) maintained or contributed to by the Company or any of its Subsidiaries or otherwise for the benefit of any current employee, officer or director of the Company, any of its Subsidiaries or any former employee, officer or director with respect to whom the Company has any current obligations with respect to any of the foregoing, or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any Liability, and (ii) each employment agreement with each executive management employee of the Company or any of its Subsidiaries ((i) and (ii) collectively the “Material Employee Plans” and, together with any other material employment agreement with respect to which the Company or one of its Subsidiaries is a party, the “Employee Plans”), in each case, excluding plans, agreements or other arrangements required to be established or contributed to by statute or regulatory agency. The Company has provided to the Parent true and complete copies of all forms of employment agreements used for its and its Subsidiaries’ employees.

(b) With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) each Material Employee Plan; (B) the two most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (C) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (D) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (E) all material communications provided to Employee Plan participants; (F) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (G) any notices, letters or other correspondence to or from the IRS, the United States Department of Labor, Department of Health and Human Services or other Government Authority relating to any material compliance issues in respect of any such Employee Plan; (H) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (C) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment; (I) in the case of each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Company Benefit Plans; (J) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Employee Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any; and (K) the most recent nondiscrimination tests performed under the Code. Each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Plan.

(c) No Employee Plan is currently and neither Company nor an ERISA Affiliate has ever maintained, sponsored, contributed to or been required to contribute to (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Employee Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.

(d) Each Employee Plan has been entered into, maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law, and with respect to the Exalenz Bioscience, Inc. 401(k) Plan, the applicable provisions of ERISA and the Code.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than (x) routine claims for benefits that have been or are being handled through an administrative claims procedure or (y) Legal Proceedings that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liabilities to the Company and its Subsidiaries (taken as a whole).

(f) With respect to each Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) no such Employee Plan provides (or could require the Company or any of the Company’s Subsidiaries to provide) post-employment welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law; (ii) no such Employee Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (iii) each such Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iv) each such Employee Plan (including any such Employee Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company’s Subsidiaries on or at any time after the Effective Time.

(g) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company of its Subsidiaries to file an application for such determination letter from the IRS) and no such determination letter opinion has been revoked nor, to the Knowledge of the Company, no fact, development or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan nor has any such Employee Plan been amended since the date of its most recent determination opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(h) Other than payments that may be made to the Persons listed in Section 3.16(h) of the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment) by any current or former employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and would not result in the imposition of an excise Tax under Section 4999 of the Code (or similar provisions of Law relating to Taxes). The Company is not a party to, nor is it otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or similar provision of Law relating to Taxes).

(i) To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply. Each Employee Plan that is intended to qualify as a capital gains with a trustee route plan under Section 102 of the Ordinance (“Section 102 Plan”) has received a favorable determination or approval letter or is otherwise approved by the ITA as such. All Company Options granted and Company Shares issued under any Section 102 Plan have been granted or issued, as applicable, in compliance with all material respects applicable requirements of Section 102 (including the relevant sub-section of Section 102 relevant to the capital gains with a trustee route) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the Company Options, and, if applicable, Company Shares issued upon exercise of Company Options, the execution by each holder of Company 102 Securities of an undertaking to comply with the provisions of Section 102 of the Ordinance, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102 and including without limitation the guidance of the ITA published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(j) Except as set forth on Section 3.16(j) of the Company Disclosure Letter, neither the execution or delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party nor the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (D) result in any breach or violation of, or a default under, any Employee Plan.

(k) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(l) Each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

Section 3.17 Labor Matters.

(a) Except as set forth on Section 3.17 of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, trade union agreement or other arrangements with any labor organization or similar body representing employees of the Company or its Subsidiaries (each a “Collective Bargaining Agreement”), except for Collective Bargaining Agreements applicable to all employees in Israel and extension orders (tzavei harchava), (ii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries and there is no pending written demand for recognition from any collective bargaining representative with respect to any of the employees of the Company or its Subsidiaries, and (iv) there is no, and since January 1, 2010 there has not been any, strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that is reasonably expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are in compliance in all material respects with applicable Laws and Orders with respect to employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, days of work, withholdings and occupational safety and health (including but not limited to all obligations imposed by Contract, employment agreements or applicable Laws, regulations and permits regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, vacation (entitlement and accrued), severance (entitlement and accrued), employment of women, collective bargaining and arrangements, the Worker Adjustment and Retraining Notification Act and any similar national, state or local “mass layoff” or “plant closing” Law (“WARN”)), civil rights, fair employment practices, immigration, pay equity, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and the keeping of records in relation to the foregoing. Since January 1, 2017 there has been no “mass layoff” or “plant closing” (as defined by WARN), collective redundancy or similar action with respect to the Company or any of its Subsidiaries, except as set forth on Section 3.17 of the Company Disclosure Letter.

(c) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (ii) there are not any unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened, before any Governmental Authority responsible for supervising, administrating or regulating labor practices, including the National Labor Relations Board or similar bodies; (iii) there are not any pending, or, to the Knowledge of the Company, threatened, union grievances against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2017 of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is pending.

(d) Except as set forth on Section 3.17(d) of the Company Disclosure Letter, no key-employee or Contractor has been dismissed in the last twelve (12) months or has given notice of termination of his or her employment or engagement with the Company. To the Knowledge of the Company, no current employee or Contractor: (i) intends to terminate his or her employment or engagement with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person other than the Company) that may have an adverse effect on: (A) the performance by such key-employee or Contractor of any of his or her duties or responsibilities toward the Company; or (B) the Company’s business or operations.

(e) Solely with respect to employees who reside or work in Israel (“Israeli Employees”):

(i) (a) Neither the Company nor any of its Subsidiaries has or is subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof (other than extension orders applicable to all employees in Israel), (b) the Company’s or its applicable Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-

1951 and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements, and (c) the Company and its Subsidiaries are in compliance in all material respects with all applicable Law, regulations, permits and Contracts relating to employment, employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756-1996). To the Knowledge of the Company, the Company and its Subsidiaries have not engaged any Israeli Employees whose employment would require special approvals from any Governmental Authority.

(ii) Without derogating from any of the above representations, the Company’s liability towards the employees regarding severance pay, vacation, sick leave, recuperation pay and contributions to all Benefit Plans including bonuses, commissions and premium of any type, and any other employment related liabilities of any type, are fully funded or, if not required by any source to be fully funded, is accrued on the Financial Statements as of the date of such Financial Statements.

(iii) Except as indicated in Section 3.17(e)(iii) of the Company Disclosure Letter, Section 14 Arrangement was lawfully applied in accordance with the applicable Law and Contracts (including, in accordance with the terms of the general permit issued by the Israeli Labor Minister and the terms of the Orders) regarding all current employees, based on their full determining salaries as of the commencement date of their employment, whether by the Company or any of its predecessor entities.

(iv) “Israeli Employee” shall not include any consultants, sales agents or other independent contractors.

(v) (a) all amounts that the Company and its Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (b) the Company and its Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due). To the Company’s Knowledge, the Company and its Subsidiaries have not engaged any consultants, sub-contractors, sales agents or freelancers in a manner which may entitle them, according to Israeli Law, to the rights of an employee vis-à-vis the Company or any of its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory benefits, and all of such persons/entities are and were correctly classified as independent contractors and there are no reasonable grounds upon which a court or any other authority might reclassify any Contractors as employees of the Company, for any purpose whatsoever.

(f) The Company does not currently engage any employee or contractor, whose employment or engagement requires special licenses or permits.

(g) Section 3.17 of the Company Disclosure Letter is a true and complete list of all the employees of the Company and any of its Subsidiaries as of the date of this Agreement, including each employee’s name, position and title, identity of employer, department, work location, actual scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), including any employees who work on their “weekly work day off” or on Sabbath, date of commencement of employment, prior notice entitlement, salary (whether it is monthly based salary or hourly salary rate), compensation payable pursuant to bonus, deferred compensation, commission and bonus arrangements, overtime payment, vacation entitlement and accrued vacation, travel pay or car maintenance or car entitlement, sick leave (entitlement and accrual), severance and termination benefits recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance, pension fund and education fund), and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (whether now or in the future) to each of the listed employees, including any employees who are not subject to the provisions of Work and Rest Law-1951. With respect to Israeli Employees, Section 3.17 of the Company Disclosure Letter shall also include information as to whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work) and their respective contribution rates and the salary basis for such contributions, whether such Israeli Employee is subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law 1963 (“Section 14 Arrangement”) (and, to the extent such Employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such Israeli Employees from the commencement date of their employment and on the basis of their entire salary). Except as set forth in Section 3.17 of the Company Disclosure Letter, and subject to any limitations under applicable law, the employment of each of the employees of the Company is terminable by the Company with no more than one month’s prior notice. Except as set forth on Section 3.17 of the Company Disclosure Letter, to the Knowledge of the Company, no Primary Company Executive intends, or is expected, to terminate his or her employment relationship with the Company or its Subsidiaries following the consummation of the transactions contemplated hereby.

(h) Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of all Contractors and includes each Contractor’s name, date of commencement of engagement, engaging entity, prior notice entitlement, and rate of all compensation and benefits (including bonuses or any other compensation payable). Other than as set out in Section 3.17 of the Company Disclosure Letter, the Company does not engage any independent contractors or consultants (together “Contractors”), does not owe any compensation or any other amounts to any Contractors, and does not engage any personnel through manpower agencies. All the current and former Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract or any other source with the Company (including any deferred compensation agreement).

(i) Except as provided in Section 3.17(i) of the Company Disclosure Letter, no employee or Contractor of the Company who was involved in, or who contributed to, the creation or development of, any Company Intellectual Property was employed by or has performed services for any Governmental Authority, university, college, hospital, or other medical or educational institution or research center during a period of time during which such employee or Contractor was also involved in, or contributing to, the creation or development of any Company Intellectual Property or otherwise performing services for the Company, or for the period of eighteen (18) months prior thereto. To the extent that any employee or Contractor who was involved in, or who contributed to, the creation or development of, any Company Intellectual Property or Company Intellectual Property Rights for or on behalf of any Company was employed by or performed services for any Governmental Authority, university, college, hospital, or other medical or educational institution or research center during the eighteen (18) months prior to the commencement of such employee’s or Contractor’s employment/engagement with or performance of services for the Company, such employee’s or Contractor’s prior employment or performance of services does not impose any Lien on any such Company Intellectual Property or Company Intellectual Property Rights. Except for the IIA no Governmental Authority, university, college, hospital, or other medical or educational institution or research center has any rights whatsoever in any Company Intellectual Property.

Section 3.18 Permits; Restrictions on Business Activities.

(a) The Company and its Subsidiaries have, since January 1, 2017, complied, and are currently in compliance with, the terms of, and validly holds, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), except where the failure to comply with or validly hold any such Permits, is not and would not reasonably expected to be, individually or in the aggregate, material to the Company. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of any Legal Proceeding relating to (x) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Permit or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit; (ii) to the Company’s Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time, or both) (x) constitute or would reasonably be expected to result, directly or indirectly, in any violation of, or a failure to comply with, any term or requirement of any such Permit or (y) would or would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any of such Permits; and (iii) all applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority.

(b) The business of the Company and its Subsidiaries does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export requires the Company or any of its Subsidiaries’ to obtain a license from any Governmental Authority, including, without limitation, the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the

Declaration Regarding the Control of Commodities and Services (Engagement in Encryption Means), 1974, or under any other Law regulating the development, commercialization, marketing, or export of technology, knowledge, services or goods (including, without limitation, the Israeli Defense Export Control Law, 2007, the Israeli Order of Import and Export (Control of Export of Dual Use Goods, Services and Technologies), 2006, or the Israeli Trading with the Enemy Ordinance, 1939).

Section 3.19 Compliance with Laws; FCPA and Global Trade Matters.

(a) The Company and each of its Subsidiaries are and have been at all times since January 1, 2017, in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries or their respective assets. Neither the Company nor any of its Subsidiaries has received any written communication during the past three (3) years from a Governmental Authority or any other Person that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law or Order.

(b) Neither the Company, its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of their actions for or on behalf of the Company or its Subsidiaries, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(c) The Company and each of its Subsidiaries is, and since January 1, 2017, has been, in compliance in all material respects with all health care Laws applicable to the Company or any of its Subsidiaries or by which any property, Company Products or other asset of the Company or any of its Subsidiaries is bound or affected, including (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, (ii) all federal, state and local health care related fraud and abuse Laws, including the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the “Stark Law” (42 U.S.C. Section 1395 nn et seq.), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and (iii) the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and all rules and regulations promulgated under such acts, and state and local laws concerning the privacy and/or security of patient or health information, the exclusion laws (42 U.S.C. § 1320a-7) and, in each case, regulations promulgated thereunder, and the civil monetary penalties law (42 U.S.C. § 1320a-7a), (iv) the Medicare statute

(Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (v) the Medicaid statute (Title XIX of the Social Security Act) and the regulations promulgated thereunder, (vi) TRICARE laws (10 U.S.C. § 1071, et seq.) and the regulations promulgated thereunder, (vii) the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the regulations promulgated thereunder and similar foreign and state gift and disclosure Laws, (viii) the Israeli Medical Device Law, 5772-2012 and any directives issued by the Israeli Ministry of Health, and (ix) any Laws of any Governmental Authority outside of the U.S. comparable to those set forth in (i) through (iv) (collectively, “Healthcare Laws”). Neither the Company nor any of its Subsidiaries is a party to, or bound by, any order, individual integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, corporate integrity agreement or other similar form agreement with any Governmental Authority resulting from a failure, or alleged failure, to comply with any Healthcare Law.

(d) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries has since January 1, 2017: (i) violated any applicable Global Trade Laws; or (ii) engaged in any transaction or dealing, directly or indirectly, with any Sanctioned Country or Sanctioned Party in violation of applicable Global Trade Laws.

(e) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor any Person acting on behalf of the Company or any of its Subsidiaries, has since January 1, 2017: (i) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission, in each case, arising under or relating to any potential noncompliance with Global Trade Laws; or (ii) been the subject of any pending or, to the Company’s Knowledge, threatened investigation, inquiry or enforcement proceedings for violations of Global Trade Laws or received any written notice or citation for any actual or potential noncompliance with any Global Trade Laws.

(f) Neither the Company nor any of its Subsidiaries, any of their respective officers, directors or employees, is: (i) a Sanctioned Party; or (ii) located, organized or resident in a Sanctioned Country.

(g) (i) The Company has no Knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any analogous Governmental Authority which has jurisdiction over the operations of the Company or any of the Company’s Subsidiaries, and (ii) since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim by the FDA or any analogous Governmental Authority which has jurisdiction over the operations of the Company or any of the Company’s Subsidiaries against the Company or its Subsidiaries.

(h) Since January 1, 2017, all material reports, documents, claims and notices required to be filed, maintained, or furnished by the Company or its Subsidiaries to the FDA or any analogous Governmental Authority having jurisdiction over the operations of the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i) Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any FDA Form 483, Warning Letter, untitled letter or other written correspondence or notice from the FDA or analogous Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries operates alleging or asserting noncompliance with any applicable Law or Permits, and the Company has no Knowledge that the FDA or any Governmental Authority is considering such action.

(j) All studies, tests and preclinical and clinical trials conducted by the Company or its Subsidiaries since January 1, 2017 have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, national and federal Laws, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices (as defined below), as applicable. The Company and its Subsidiaries have not received any notices, correspondence or other communication from the FDA or other analogous Governmental Authority requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, and, to the Knowledge of the Company, neither the FDA nor other analogous Governmental Authority is considering such action. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Part 50, 54, 56 and 814 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(k) Since January 1, 2017, the Company and its Subsidiaries have not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product sold by the Company or its Subsidiaries. As of the date of this Agreement, to the Company’s Knowledge, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (ii) a material change in the marketing classification or a material change in the labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

(l) There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to result in its exclusion from participation in Medicare, Medicaid or any other state, national or federal health care program or other Governmental Authority payment programs in which the Company or any of its Subsidiaries participates.

(m) As to each product subject to the jurisdiction of the FDA under the FDCA, as amended, and the regulations thereunder, that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under the applicable Healthcare Laws. All material applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Authority relating to the Pharmaceutical Products, including new drug applications, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission.

(n) There is no pending, completed or, to the Knowledge of the Company, threatened action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, import detentions or refusals, complaints, safety alerts, serious or unexpected adverse event reports, or other communication form the FDA or other Governmental Authority, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension or seizure of, or withdrawals or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, or (iv) enjoins production at any facility of the Company or any of its Subsidiaries.

(o) Neither the Company, nor, to the Knowledge of the Company, any officer, consultant acting in its capacity as a consultant to the Company or its Subsidiaries, employee or agent of the Company has committed any act, made any statement, or failed to make any statement that violates any Healthcare Law or would reasonably provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. Neither the Company, nor, to the Knowledge of the Company, any officer, director, consultant, employee, agent or contractor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under any Healthcare Law, including the FDCA and 42 U.S.C. § 1320a-7.

Section 3.20 Environmental Matters. Except as set forth on Section 3.20 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries are in material compliance with all applicable Environmental Laws and neither the Company nor any of its Subsidiaries has been notified in writing in the past five (5) years by a Governmental Authority that it is in violation of or has any liability under any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has generated, used, handled, stored, disposed of or released any Hazardous Substance at any property that the Company or any of its Subsidiaries own or lease, or formerly owned or leased, or any other location, in violation of any Environmental Laws or in a manner which has given or would be reasonably expected to give rise to any liabilities or investigatory, corrective or remedial obligations pursuant to any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or to the Company’s Knowledge threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Laws. Neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority imposing any material liability or obligation under any Environmental Laws. To the Knowledge of the Company, no site or premises currently owned or operated by the Company or any of its Subsidiaries is listed, or to the Company’s knowledge, is currently proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), or on any comparable state governmental lists. Neither the Company nor any of its Subsidiaries has received written notification within the past three (3) years of any potential responsibility or liability of the Company or any of its Subsidiaries pursuant to the provisions of (i) CERCLA, (ii) any similar federal, national, state, local, foreign or other Environmental Laws, or (iii) any Order issued pursuant to the provisions of any such Environmental Law.

(d) The Company and its Subsidiaries have obtained all Permits required by Environmental Laws (to the extent applicable) necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such Permits in all material respects.

(e) The Company has furnished to Parent copies of all material environmental audits and risk and site assessments in the Company’s possession or control, if any, relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company or any of its Subsidiaries.

(f) The Company has not taken any action or failed to take any action which action or failure could preclude or prevent the Company from performing a change of ownership, within the meaning of Chapter I of the Israeli Business Licensing Regulations (General Provisions), 2000 (the “BLR”), and no changes have taken place (nor will any such changes take place up to the Closing) in the business of the Company (within the meaning of such term in the BLR) since the date upon which the Company’s business license was issued, and there has been no deviation from any of the facts and statements extended by the Company in its request for obtaining the Company’s business license or in any of the documents that were attached thereto, including the type of business, its structures, its territory and its location, and the Company is in full compliance with the terms of its business license.

Section 3.21 Litigation. Except as set forth in Section 3.21 of the Company Disclosure Letter and except for matters that are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any officer or director of the Company or any of its Subsidiaries (in each case, (i) in their capacity as such officer or director or to the extent related to the Company or (ii) with respect to a criminal procedure, in any capacity), (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, and (c) there are no pending, or to the Knowledge of the Company, threatened investigations of the Company or any of its

Subsidiaries, or, to the Knowledge of the Company, of any officer or director of the Company or any of its Subsidiaries (in each case, (i) in their capacity as such officer or director or to the extent related to the Company or (ii) with respect to a criminal procedure, in any capacity), by any Governmental Authority.

Section 3.22 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of the Company’s Subsidiaries, and Section 3.22 of the Company Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and any of the Company’s Subsidiaries, together with the most recent annual premiums paid by the Company and each of the Company’s Subsidiaries with respect to such insurance, deductibles, period, carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. Except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, and with respect to each insurance policy: (a) the policy is maintained by the Company or any of its Subsidiaries is in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) no written notice of cancellation has been received by the Company or any Subsidiary thereof with respect to such policies (other than in connection with ordinary renewals), and there is no existing event or circumstance which, with the giving of notice or lapse of time or both, would constitute a default, by any Person insured thereunder. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies of the Company and its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies. Except as set forth on Section 3.22 of the Company Disclosure Letter, at no time subsequent to January 1, 2017, has the Company or any of the Company’s Subsidiaries (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) received notice or other communication from any of its insurance carriers regarding any actual or possible cancellation or invalidation of any insurance policy, or (iii) received notice from any of its insurance carriers that any insurance premiums currently in effect with respect to its existing insurance policies will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto or that any current insurance coverage will not be available in the future.

Section 3.23 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, and except as set forth in Section 3.23 of the Company Disclosure Letter, (a) there are no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current director or executive officer of the Company, or any former director of the Company that was a director at the time of entering into such transaction, or any of his or her respective immediate family member, or any holder of five percent (5%) or more of the outstanding Company Shares (each, a “Related Party”), on the other hand, and (b) as of the date of this Agreement, no Related Party has made any material written claim against the Company or any of its Subsidiaries. Each material transaction between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand, has been authorized by all necessary corporate action on the part of the Company or such Subsidiary, including in compliance with the ICL.

Section 3.24 Brokers. Except for William Blair and Poalim Capital Markets, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or similar fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has furnished to Parent a true and complete copy of the agreement between the Company or any of its Subsidiaries, on the one hand, and William Blair and Poalim Capital Markets, on the other hand, relating to the Merger and the other transactions contemplated hereby.

Section 3.25 Opinion of Financial Advisors. The Company Board has received the opinions of S-Cube Financial Consulting Ltd., financial advisors to the Company, dated the date of this Agreement, to the effect that, as of the date of such opinions and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the Company Shares is fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

Section 3.26 Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, other than as set forth in the ICL, no “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute apply to this Agreement, the Merger or any other transaction contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is bound by or has in effect any “poison pill” or similar shareholder rights plan.

Section 3.27 Transaction Report. The information supplied by the Company and its Representatives for inclusion or incorporation by reference in the Transaction Report will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not misleading at the date it is filed with the ISA and at the time of the Company Shareholders Meeting and at the time of any amendment or supplement thereof. None of the (a) representations and warranties of the Company contained in this Agreement and (b) none of the information contained in any schedule, certificate or other document delivered by the Company under this Agreement or that will be required to be delivered under this Agreement prior to Closing, which with respect to each of (a) and (b) above, directly relates to the Company and its assets or operations (but excluding, for the avoidance of doubt, any information relating in any way to markets, industries, competitors and any third parties) (i) omits to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading, or (ii) contains any statement that is inaccurate or misleading with respect to any material facts. The Transaction Report will, when filed with the ISA, comply as to form in all material respects with all applicable Laws. The Transaction Report shall contain (or incorporate by reference) all material information relating to the Company Shareholders’ decision to adopt and approve this Agreement and the Merger that is required by applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any such document.

Section 3.28 Privacy; Data Protection; PCI Compliance. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws in all relevant jurisdictions relating to privacy, data protection, data security, data breach notification and direct marketing, including with respect to the privacy rights and data subjects’ rights of users of any of its Software, services and websites, its employees, and other data subjects regarding whom the Company and each of its Subsidiaries Process Personally Identifiable Information, and the Processing of Personally Identifiable Information by the Company and each of its Subsidiaries. The Company and each of its Subsidiaries is, as applicable, in compliance in all material respects with (i) all Contracts to which the Company or any of its Subsidiaries are subject with respect to the Processing of Personally Identifiable Information, (ii) the Payment Card Industry Data Security Standard (PCI DSS), if applicable, and (iii) all internal and external policies related to privacy, data protection, data security or the Processing of Personally Identifiable Information. Since January 1, 2017, to the Knowledge of the Company, there has been no material loss, damage, or unauthorized or accidental access, acquisition, use, disclosure or breach of security of Personally Identifiable Information maintained or Processed by any of the Company or any of its Subsidiaries, nor any complaints or claims asserted by any person, data subject or entity (including any Governmental Authority) regarding the Processing of Personally Identifiable Information by the Company or any of its Subsidiaries. There have been no enforcement notices, investigations or audit requests served on the Company or each of its Subsidiaries, nor is the Company or each of its Subsidiaries subject to any order, judgment, writ or decree, nor, to the Knowledge of the Company, is any such order, judgment, writ or decree pending or threatened, relating to the Processing of Personally Identifiable Information. The Company and each of its Subsidiaries has made all necessary disclosures to, and obtained and has records of any necessary consents from, users, customers, employees, contractors, and other applicable persons or data subjects required by applicable Laws related to privacy, data subjects’ rights and data security and have filed any required registrations and notifications (including data breach notifications) with the applicable data protection authority, in each case to the extent that failure to take such action would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personally Identifiable Information Processed by it from and against unauthorized access, use and/or disclosure. The Company and each of the Company’s Subsidiaries has taken commercially reasonable steps to provide for the back-up and recovery of data (including Personally Identifiable Information) and commercially reasonable disaster recovery plans, procedures and facilities and has taken commercially reasonable steps to implement such plans and procedures.

Section 3.29 Product Warranty. Except for (i) warranties implied or imposed by applicable Laws, (ii) express warranties contained in the Company’s or any of its Subsidiaries’ standard terms and conditions of sale, (iii) warranties set forth in customer purchase orders and in other Contracts entered into with customers, (iv) manufacturer warranties related to products sold or delivered by the Company or any of its Subsidiaries, and (v) warranties given in the ordinary course of business. since January 1, 2017 neither the Company nor any of its Subsidiaries has given a warranty in respect of any products supplied, manufactured, sold or delivered by it, and there have not been any material deviations from such warranties and none of the employees or agents of the Company or any of the Company’s Subsidiaries (i) is authorized to undertake obligations to any customer or to other third parties which expands such warranties, or (ii) to the Company’s Knowledge, has made any oral warranty with respect to such products or services of the Company or any of the Company’s Subsidiaries. Each product sold or delivered by Company or its Subsidiaries since January 1, 2017 conforms in all material respects with the customer specifications for such product, all applicable contractual commitments and all applicable express and implied warranties. Neither the Company nor any of its Subsidiaries has any material liability or obligation that could reasonably be expected to have a Company Material Adverse Effect (and to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material liability or obligation that could reasonably be expected to have a Company Material Adverse Effect) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith that arose in each case of January 1, 2017, except liabilities or obligations for replacement, return or repair incurred in the ordinary course of business consistent with past practices.

Section 3.30 Material Suppliers and Customers. Since the Company Balance Sheet Date, except as set forth in Section 3.30 of the Company Disclosure Letter, there has not been any material and adverse change in the business relationship of the Company or any of the Company’s Subsidiaries with any Material Customer or Material Supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and none of the Company nor any Subsidiary of the Company has received any written or oral communication or notice from any such customer or supplier, and to the Knowledge of the Company, no event has occurred, nor exists any circumstance or condition that, with or without the giving of notice or lapse of time, or both, might form the basis of any such notice, to the effect that, or otherwise has knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, in any material respect, its business relationship with the Company or any of the Company’s Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, in any material respect its obligations under any Contract with the Company or any of the Company’s Subsidiaries.

Section 3.31 Accounts Receivable. Section 3.31 of the Company Disclosure Letter provides an accurate reconciliation of all material accounts receivable, notes receivable and other receivables of the Company and each of its Subsidiaries as of the date hereof. Except as set forth in Section 3.31 of the Company Disclosure Letter, all existing material accounts receivable of the Company or any of its Subsidiaries (including those accounts receivable reflected on the Company’s Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Company Balance Sheet Date and have not yet been collected) represent valid obligations arising from bona fide sales actually made or services actually performed by the Company or its Subsidiaries. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. All existing accounts receivable of the Company are due for payment to the Company or its Subsidiaries within one hundred eighty (180) days. Other than Permitted Liens there is no Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made as of the date hereof with respect to any of such accounts receivable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing. Parent is a corporation duly organized and validly existing under the Laws of the State of Ohio and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Israel and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where such good standing is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation, code of regulations, articles of association or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be a party, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and at or before the Closing Parent and Merger Sub will have duly executed and delivered each Ancillary Agreement to which each is or is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which each of Parent and Merger Sub is or is specified to be a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the Company, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and to general principles of equity.

Section 4.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the articles of incorporation or code of regulations or other organizational documents of Parent or the articles of association of Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Approvals referred to in Section 3.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.4 Required Governmental Approvals. No Approval of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than (a) the execution by Parent of an undertaking in customary form in favor of the IIA to comply with the applicable Israeli Encouragement of Industrial Research and Development Law, 1984, (b) the Approval under any applicable Antitrust Laws, (c) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, and (d) such other Approvals the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.5 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or Merger Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.6 Transaction Report. The information supplied in writing by Parent, Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Transaction Report will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not misleading at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting and at the time of any amendment or supplement thereof. Any document that is required to be filed or furnished by Parent, Merger Sub or any of their respective Affiliates with the ISA, the SEC or any other Governmental Authority in connection with the transactions contemplated by this Agreement will, when filed with or furnished to the SEC or such other Governmental Authority, comply as to form in all material respects with applicable Law. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any such document.

Section 4.7 Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Company Shares or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the equity securities of the Company or any Subsidiary of the Company) except pursuant to this Agreement. None of the Persons referred to in Section 320(c) of the ICL owns any Company Shares, it being clarified that to the extent that the foregoing relates to any holder of shares of Parent, then the foregoing shall be based solely on the Knowledge of Parent.

Section 4.8 Brokers. Except for Rothschild & Co. US, Inc., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by this Agreement.

Section 4.10 Shareholder and Management Arrangements. Except as expressly authorized by the Company in writing or as contemplated by this Agreement, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time (for the avoidance of doubt, other than such commercial arrangements existing as of the date hereof between Parent or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand). Parent and Merger Sub have delivered to the Company complete and correct copies of any such Contract.

Section 4.11 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other

Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person.

Section 4.12 Funds. Parent has, and will have as of the Closing Date, sufficient cash available (including cash available from any Affiliates of Parent) to pay all amounts to be paid by Parent pursuant to and in connection with this Agreement. Parent’s obligations hereunder are not subject to a condition regarding Parent’s obtaining of funds to consummate the transactions contemplated hereunder.

Section 4.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, and (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.14 Parent and Merger Sub Board Approval. Prior to the execution of this Agreement, in compliance with the requirements of applicable Law, (a) the boards of directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby and (b) the board of directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interest of, Merger Sub and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated herby, (iii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, and (iv) resolved to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated hereby, pursuant to the terms hereof (which approval has been obtained simultaneously with the execution of this Agreement).

Section 4.15 US Subsidiary Purchase. The consummation of the US Subsidiary Purchase or the failure to consummate US Subsidiary Purchase for any reason whatsoever (as the case may be), will not in any way affect the ability of the Company, the Merger Sub or the Parent to consummate the Merger, and to perform its obligations under this Agreement and the Ancillary Agreements.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Interim Conduct of Business.

(a) Except (i) as contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1 of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course of business consistent with past practice, (B) use its commercially reasonable efforts, consistent with past practices, to preserve substantially intact its business organization, keep available the services of the current officers and key employees of the Company and its Subsidiaries, preserve substantially intact its assets, and properties in good repair and condition, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors and other Persons with whom the Company or any of its Subsidiaries has significant business relations; and (C) to the extent reasonably practicable, notify and consult with Parent promptly (1) after receipt of any material communication from any Governmental Authority or inspections of any manufacturing or clinical trial site and before making any material submission to any Governmental Authority, and (2) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) To the extent permitted by applicable Antitrust Law, except (i) as contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 5.1 of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (A) the termination of this Agreement pursuant to Article IX, and (B) the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections or by Section 5.1 of the Company Disclosure Letter, such action shall be expressly permitted under all other subsections of this Section 5.1(b) and shall be expressly permitted under Section 5.1(a)):

(i) cause, permit or propose any amendment to the articles of association of the Company or amend any organizational document of any Subsidiary of the Company;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Company Shares pursuant to Company Options outstanding on the date of this Agreement upon the exercise or vesting (as applicable) thereof and in accordance with their terms as of the date of this Agreement;

(iii) directly or indirectly acquire, repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement;

(iv) (A) split, combine, subdivide or reclassify any share capital, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its share capital, or make any other actual, constructive or deemed distribution in respect of the share capital, except for cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its Subsidiaries;

(v) propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement;

(vi) Except as set forth in Section 5.1(b)(vi) of the Company Disclosure Letter, the Company shall not (A) incur or assume any Indebtedness for borrowed money or guarantee any Indebtedness for borrowed money of another Person or issue any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for (1) debt incurred in the ordinary course of business consistent with past practice under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof a copy of which was made available to the Parent or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company incurred in the ordinary course consistent with past practice of such Subsidiary’s business, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ material assets, tangible or intangible or create or permit any Lien thereupon (other than Permitted Liens or Liens granted as replacement of any Permitted Liens);

(vii) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend in any material respect (including acceleration of vesting) or terminate any material bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or (B) increase the compensation payable or to become payable to any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any material benefit not required by any plan or arrangement as in effect as of the date hereof, make any loans to any of its directors, officers or employees, agents or consultants (other than advancement of business expenses in the ordinary course of business), or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise, in each case of (A) and (B) except for (1) payment of the 2019 annual bonus up to the full target amount payable under any applicable bonus plan of the Company (provided that a copy of such bonus plan has been made available to Parent prior to the date hereof), (2) the adoption of an incentive bonus plan for 2020 on terms that are consistent with those set forth in Section 5.1(b)(vii) of the Company Disclosure Letter, (3) entering into compensation arrangements or agreements for employees who are not officers or directors in the ordinary course of business consistent with past practice unless the annual base salary payable to such employee (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds $100,000, and (4) as permitted by Section 5.1(b)(ii);

(viii) except as may be required as a result of a change in applicable Law or in IFRS, make any material change in any of the accounting principles or practices used by it (including any change in depreciation or amortization policies), or make any material change in internal accounting controls or disclosure controls and procedures;

(ix) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $125,000, except for capital expenditures that are contemplated by the Company’s 2020 budget made available to Parent prior to the date hereof;

(x) (A) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or any material equity interest therein or (2) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice or other purchases contemplated by the Company’s 2020 budget made available to Parent prior to the date hereof (for the avoidance of any doubt the 2020 budget shall include Quest), (B) enter into any Contract (other than inter-company Contracts) with respect to a joint venture, strategic alliance or partnership that is material to the Company and its Subsidiaries, taken as a whole, except for such Contracts, other than Quest, that are in the ordinary course of business consistent with past practice or other Contracts contemplated by the Company’s 2020 budget made available to Parent prior to the date hereof (for the avoidance of any doubt the 2020 budget shall include the Contract with BMS); (C) other than in the ordinary course consistent with past practice, sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien any material properties or assets of the Company or its Subsidiaries (taken as a whole); or (D) (x) commence without prior consultation with Parent any Legal Proceeding (other than (i) a Legal Proceeding as a result of a Legal Proceeding commenced against the Company or any of its Subsidiaries or (ii) a Legal Proceeding related to or derived from this Agreement and the transactions contemplated hereby), or (y) compromise, settle or agree to settle any Legal Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $200,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or its Subsidiaries;

(xi) prepare or file any income Tax Return or other material Tax Return in a manner inconsistent with past practice or, on any such Tax Return, take any material position inconsistent with past practice, make or change any Tax election, settle or otherwise compromise any material claim relating to Taxes, settle any material dispute relating to Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax indemnity, sharing, allocation agreement or closing agreement, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, request any ruling or similar guidance with respect to Taxes, other than as set forth in Section 7.9 Tax Rulings);

(xii) (A) other than in the ordinary course of business consistent with past practice, discharge, settle or satisfy any claims, liabilities, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $100,000 individually or $200,000 in the aggregate, other than the payment, discharge, settlement or satisfaction of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred in the ordinary course of business consistent with past practice after the date of the most recent balance sheet included in such financial statements, (B) cancel any material Indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $200,000, or (C) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;

(xiii) apply for or accept (x) any Government Grant from the IIA or any other Israeli Governmental Authority, which Government Grant is extended to support the Company’s research and development operations, or (y) any material Government Grants from any other Governmental Authority;

(xiv) enter into, engage in or amend any transaction or Contract with any Related Party or any interested parties (Ba’alay Inyan);

(xv) enter into any exclusivity or non-compete or non-solicitation agreement that would or would be reasonably expected to restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries or Affiliates;

(xvi) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect, terminate, cancel or extend any Material Contract, provided, that the prohibition set forth in this Section 5.1(b)(xvi)(i) shall not apply to any of the agreed terms or provisions to the proposed Contract set forth in more detail in Section 5.1(b)(xvi)(i) of the Company Disclosure Letter, or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, including entering into of the Contract set forth in Section 5.1(b)(xvi)(ii) of the Company Disclosure Letter;

(xvii) cancel or fail to in good faith seek to renew any insurance policies; or

(xviii) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2 No Solicitation.

(a) The Company shall and shall cause its Subsidiaries and their respective Representatives to immediately cease and cause to be terminated any and all existing discussions, communications or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or that are reasonably likely to lead to an Acquisition Proposal.

(b) Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit or initiate the making, submission or announcement of, or knowingly encourage, facilitate or assist the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or other communication that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into, continue or participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) resolve, agree, propose or enter into any Contract contemplating or otherwise relating to any of the foregoing. The Company agrees that any violation of the restrictions set forth in this Section 5.2(b) by it or any of its Subsidiaries or any of its or any of its Subsidiaries Representatives shall be deemed a material breach of this Agreement by the Company.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to obtaining the Company Shareholder Approval , the Company Board (or any committee thereof), may, directly or indirectly through the Company’s Representatives, subject to Section 5.2(d), (i) participate or engage in discussions or negotiations with any Person that has, in the absence of any violation of Section 5.2(b) by the Company, made and not withdrawn a bona fide, written and unsolicited Acquisition Proposal and that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, and/or (ii) furnish to any Person that has, in the absence of any violation of Section 5.2(b) by the Company, made an Acquisition Proposal of the type referred to clause (i), any non-public information relating to the Company or any of its Subsidiaries and/or afford to any Person that has, in the absence of any violation of Section 5.2(b) by the Company, made such an Acquisition Proposal access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to a confidentiality agreement that is no less favorable to the Company, in the aggregate, than the Confidentiality Agreement; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside U.S. legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of directors of a Delaware corporation under Delaware Law, (B) within twenty four (24) hours following such determination, the Company gives Parent written notice of the identity of such Person, the material terms of such Acquisition Proposal including any modifications thereto (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof including any modifications thereto), a non-redacted copy of any confidentiality agreement the Company has entered into with such Person, and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and shall in no event begin providing such information to such Person prior to providing such notice to the Parent, and (C) as soon as reasonably practicable after furnishing any non-public information about the Company and its Subsidiaries to such Person (and in any event within twenty-four (24) hours thereafter), the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent.

(d) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within twenty-four (24) hours from the time at which the Company becomes aware) notify Parent in writing if the Company becomes aware of the receipt by the Company or any of its Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (unless such Acquisition Proposal, request or inquiry is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry on a prompt basis, and in any event no later than twenty-four (24) hours after the occurrence of any material changes to any such Acquisition Proposal (including the terms and conditions thereof and of any modification thereto), and any developments, discussions and negotiations concerning any such Acquisition Proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide to the Parent the information described in this Section 5.2, and neither the Company nor any of its Subsidiaries is currently party to any agreement that prohibits the Company from providing the information described in this Section 5.2 to the Parent. The Company (A) except to the extent it would reasonably be expected to be inconsistent with the fiduciary duties of directors of a Delaware corporation under applicable Delaware Law, shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, any standstill provision in any confidentiality agreement to which it or any of its Subsidiaries is or becomes a party (other than as occurs in accordance with the terms of any such standstill provision in effect as of the date hereof), and (B) shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce such standstill provisions if it becomes aware of any material breach of any such standstill provision by the party subject thereto.

(f) The Company shall promptly (but in no event later than two (2) Business Days after the date of this Agreement) (i) demand that each individual or entity that has executed a confidentiality agreement in the preceding twelve (12) months in connection with any potential Acquisition Proposal (excluding, for the avoidance of doubt, any contemplated IPO in the US) return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any of its Subsidiaries in accordance with the terms of the applicable confidentiality agreement, and (ii) revoke or withdraw access of any Person (other than Parent, Merger Sub and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries in connection with an Acquisition Proposal or would reasonably likely lead to an Acquisition Proposal.

Section 5.3 Company Board Recommendation.

(a) Subject to the terms of Section 5.3(c), Section 5.3(d) and Article I, the Company Board shall recommend that the holders of Company Shares approve this Agreement and the Merger (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, the Company Board Recommendation, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Transaction Report, (iv) make any public statement inconsistent with the Company Board Recommendation (any action referred to in the foregoing clauses (i) through (iv) being referred to as a “Company Board Recommendation Change”), or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2(c) entered into in the circumstances referred to in Section 5.2(c)) (an “Alternative Acquisition Agreement”). The Company shall within twenty-four (24) hours following a determination by the Company Board (after consultation with its outside legal counsel and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, notify Parent in writing of such determination.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (or any committee thereof) may (x) effect a Company Board Recommendation Change and/or (y) if it elects to do so in connection with or following a Company Board Recommendation Change, terminate this Agreement pursuant to Section 9.1(e) in order to enter into a written definitive agreement with respect to a Superior Proposal, in each case, if (i) the Company receives a written, bona fide Acquisition Proposal from a third party (provided that the making of such Acquisition Proposal by the third party is not in violation of such third party’s standstill obligations to the Company (if any)), (ii) a breach by the Company of Section 5.2 or this Section 5.3 has not contributed to the making of such Acquisition Proposal; (iii) the Company Board (or any committee thereof) concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may have been offered by Parent prior to the determination by the Company Board (or any committee thereof); (iv) the Company Board (or any committee thereof) determines in good faith (after consultation with its outside U.S. legal counsel and financial advisors) that the failure to effect a Company Board Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(e) would reasonably be expected to be inconsistent with the fiduciary duties of the directors of a Delaware corporation under Delaware Law; (v) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change and/or terminate this Agreement in respect of such Superior Proposal, describing in reasonable detail the reasons for such Company Board Recommendation Change and/or termination (a “Recommendation Change Notice”), and shall have contemporaneously provided an unredacted copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal and any related documents, including financing documents to which the Company is a party (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (vi) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business-Day period immediately following the delivery by the Company to Parent of such Recommendation Change Notice; and (vii) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during such three (3) Business-Day period, the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its outside U.S. legal counsel and financial advisors) after considering the terms of such offer by Parent, that the failure to effect a Company Board Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(e) would still reasonably be expected to be inconsistent with the fiduciary duties of directors of a Delaware corporation under Delaware Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or substantially concurrently with such termination the Company (1) pays the Parent the Termination Fee required by and pursuant to the terms of Section 9.3(b)(ii), and (2) immediately following such termination enters into a binding definitive contract for such Superior

Proposal. In the event of any material revisions to the terms of the Superior Proposal, including any revisions in price or financing, the Company shall be required to deliver a new Recommendation Change Notice to the Parent and to comply with the requirements of this Section 5.3 with respect to such new Recommendation Change Notice, and the three (3) Business Day-period referred to in clause (vi) shall be deemed to have re-commenced on the date of such new notice.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Shareholders a position contemplated by Section 329 of the ICL and (ii) making any disclosure to the Company Shareholders that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary or disclosure duties under applicable Law; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article X.

Section 5.4 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, officers, employees and accountants of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent and its Representatives any information concerning its business, Taxes, properties or personnel as Parent may reasonably request, including (a) any report, schedule and other document filed or furnished by it with the ISA or the TASE and any material communication (including “comment letters”) received by the Company from the ISA or the TASE in respect of such filings, and (b) internal monthly consolidated financial statements of the Company and its Subsidiaries, to the extent prepared for the Company Board in the ordinary course of business consistent with past practice; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that the Company does not provide access or information in reliance on the first proviso in the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives or employees in connection with any investigation conducted pursuant to the access contemplated by this Section 5.4.

Section 5.5 Certain Litigation. Each party hereto shall promptly advise the other parties hereto of any Legal Proceedings commenced after the date hereof or threatened against such party or any of its directors, officers (in their capacity as such) or controlled Affiliates by any Company Shareholders (on their own behalf or on behalf of the Company), before any court or other Governmental Authority, relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and without derogating from the generality of the foregoing, shall afford the other parties hereto a reasonable opportunity to review and comment on filings and responses related thereto, shall consider such other parties’ views in good faith with respect to such shareholder litigation, and shall keep such other parties hereto apprised of, and consult with such other parties hereto with respect to, any proposed strategy and any significant decisions related thereto; provided that the Parent shall also have the right to participate in the defense of any such Legal Proceedings to the extent permissible or not prohibited under applicable Law.

Section 5.6 Director Resignations. Prior to the Closing, except as otherwise may be agreed by Parent, the Company shall use reasonable best efforts to obtain resignation letters from each of the members of the board of directors of the Company and each of its Subsidiaries, in each case with the resignation to be effective as of the Effective Time.

Section 5.7 Certain Agreements. The Company shall, and shall cause each of its Subsidiaries to, timely provide Parent with all material developments related to the negotiation, discussions and related events of a proposed Contract, including any renewal, extension or substitution, as applicable, with the Contracts set forth in Section 5.7 of the Company Disclosure Letter.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company, Exalenz US and any Subsidiaries of the Company under any and all indemnification agreements listed in Section 6.1(a) of the Company Disclosure Letter between the Company, Exalenz US or any Subsidiaries of the Company and any of their respective current or former directors and officers, and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (subject to the Company’s compliance with (a) Section 5.1(b)(v) hereof) (each indemnified Person hereunder, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the seventh anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, insurance, exculpation and the advancement of expenses that are at least as favorable as the indemnification, insurance, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company, Exalenz US and any Subsidiaries of the Company as of the date hereof, and during such seven-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) During the period commencing at the Effective Time and ending on the seventh (7th) anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) (i) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), or obtain D&O Insurance comparable to the current D&O Insurance, in each case in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the current D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the current D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.1(b), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the aggregate amount of premiums set forth in Section 6.1(b) of the Company Disclosure Letter (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium, or (ii) purchase a seven (7) year extended reporting period endorsement or run-off tail policy with respect to the D&O Insurance (a “Reporting Tail Endorsement”) and maintain such Reporting Tail Endorsement in full force and effect for its full term, provided, however, that prior to the Surviving Company taking any actions set forth in clauses (i) or (ii) above, Parent shall be provided the opportunity to purchase, in lieu thereof, a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Company. Notwithstanding the foregoing, prior to the Effective Time, the Company may purchase a Reporting Tail Endorsement in consultation with Parent and, if requested by

Parent, shall consult with Parent’s insurance brokers in connection with the purchase of such Reporting Tail Endorsement. In the event the Company purchases such Reporting Tail Endorsement prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such Reporting Tail Endorsement in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Company under the first sentence of this Section 6.1(b) for so long as such Reporting Tail Endorsement shall be maintained in full force and effect.

(c) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of Parent and the Surviving Company set forth in this Section 6.1.

(d) The obligations set forth in this Section 6.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the Reporting Tail Endorsement (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the Reporting Tail Endorsement (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the Reporting Tail Endorsement referred to in Section 6.1(a) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.1, with full rights of enforcement as if a party thereto. Subject to applicable Law, the rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the Reporting Tail Endorsement (and their heirs and representatives)) under this Section 6.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of association, certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Company and their respective Subsidiaries under this Section 6.1 shall be joint and several.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

Section 6.2 Employee Matters.

(a) From and after the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) honor all Employee Plans and compensation arrangements concerning any employees of the Company, Exalenz US and any Subsidiaries of the Company in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Company from amending or terminating, or from causing the Surviving Company to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) Subject to Section 6.2(f), for a period of one year following the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) either (i) continue Employee Plans (excluding equity plans and equity based benefits) sponsored or maintained by the Surviving Company, Exalenz US or any Subsidiaries of the Company as of the Effective Time (“Company Plans”), (ii) permit Continuing Employees while they remain employed by Surviving Company, Exalenz US or any Subsidiaries of the Company after the Effective Time and as applicable, their eligible dependents, to participate in the Employee Plans of Parent, its Subsidiaries or their respective Affiliates (“Parent Plans”), or (iii) implement a combination of clauses (i) and (ii); provided, however, that for a period of one year following the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) provide each Continuing Employee with (x) a base salary or base wage that is no less than that in effect with respect to such Continuing Employee immediately before the Effective Time and the same aggregate base salary or base wage and cash incentive compensation opportunity in effect with respect to such Continuing Employee immediately before the Effective Time, (y) severance benefits that are no less favorable than those in effect with respect to such Continuing Employee immediately before the Effective Time, and (z) other employee benefits (excluding equity based benefits but including allocations to provident funds and education funds) that are substantially comparable in the aggregate to the other employee benefits provided to such Continuing Employee immediately prior to the Effective Time. Nothing in the foregoing shall prevent the Surviving Company, Exalenz US or any Subsidiaries of the Company from terminating the employment of any Continuing Employee at any time following the Effective Time and nothing contained herein, express or implied, is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit.

(c) To the extent that a Company Plan or Parent Plan is made available to any Continuing Employee on or following the Effective Time, and subject to the terms of the governing plan documents, the Surviving Company shall (and Parent shall cause the Surviving Company to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation and sick leave accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or employee benefits or such service was not credited under the corresponding Company Plan. Any vacation, sick leave or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not to the extent that such Continuing Employee’s terms of employment did not, as of January 1, 2020, contain any accrual limits or forfeiture provisions, be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Company to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Company to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

(e) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by the Company, Parent, or its Affiliates or the Surviving Company or under any benefit plan which the Company, Parent or its Affiliates or the Surviving Company may maintain.

(f) Effective no later than the day immediately preceding the Closing Date, the Company shall terminate the Exalenz Bioscience, Inc. 401(k) Plan and any Employee Plans maintained by the Company that Parent has requested to be terminated by providing written notice to the Company at least five (5) days prior to the Closing Date, so long as such Employee Plans can be terminated in accordance with their terms and applicable Law. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Employee Plans have been terminated.

(g) It is acknowledged that, notwithstanding anything to the contrary hereunder, at or around the Closing, the Company will make payments of transaction bonuses to employees in the manner and amounts set forth in Section 6.2(g) of the Company Disclosure Letter.

Section 6.3 Obligations of Parent and Merger Sub.

(a) Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

(b) At or prior to the Effective Time, Parent shall repay all outstanding Indebtedness of the Company to Mizrahi Tefahot Bank Ltd., and Parent shall take (or shall cause Merger Sub and the Surviving Company to take) all necessary or desired actions in order to cause the repayment of such Indebtedness and the removal of any guarantees associated therewith at or prior to the Effective Time.

ARTICLE VII

ADDITIONAL COVENANTS OF ALL PARTIES

Section 7.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger and the transactions contemplated hereby; (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement or the Ancillary Agreements. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract, except for filing fees payable to Governmental Authorities.

Section 7.2 Regulatory Filings.

(a) Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall file with the applicable Governmental Authority (if and to the extent applicable) such notifications as required by their respective Antitrust Laws, in each case as soon as practicable after the date of this Agreement. It is acknowledged that the parties hereto do not currently believe that any such filings or notifications are required.

(b) Parent and/or its Affiliates shall execute and deliver an undertaking in customary form in favor of the IIA to comply with the R&D Law (if and when required to do so).

(c) Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement or with respect to any filings that have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(d) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Notwithstanding anything in this Agreement to the contrary, each of Parent and the Company agrees, and shall cause each of its Affiliates, to take any and all reasonable actions necessary to obtain any consents, clearances or approvals required under or in connection with any applicable Law (including Antitrust Law, if applicable), and to enable all waiting periods under any applicable Law (including Antitrust Law, if applicable) to expire, and to avoid or eliminate each and every impediment under any applicable Law (including Antitrust Law, if applicable) asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur as soon as practicable and in any event prior to the Outside Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority, and (ii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof. From and after the date hereof and until all Approvals by Governmental Authorities required in connection with the Merger and the other transactions contemplated hereby have been obtained, each of the Company and Parent shall not, and shall cause its Affiliates not to, operate their respective businesses in such manner or take any action, that would reasonably be expected to increase in any material respect the risk of not obtaining any such governmental Approval.

(f) Nothing in this Agreement shall require Parent, the Surviving Company or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or propose to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Company or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Authority or any other person or for any other reason.

Section 7.3 Company Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than the fifth (5th) Business Day after the date hereof, the Company shall, as required under the ICL, the Israeli Securities Law and the regulations promulgated thereunder, (i) establish a record date for, duly call, give notice of a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval and (ii) publish and file with the ISA such notice of the Company Shareholder Meeting which shall include a transaction report as well as a proxy card (Ktav Hatzbaa) (such notice, transaction report and proxy card, collectively, shall be referred to herein as the “Transaction Report”). Unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change in accordance with this Agreement, the Company shall include the Company Board Recommendation and the content of any fairness opinion obtained by the Company Board in connection with the approval by the Company Board of the Merger and the other transactions contemplated hereby in the Transaction Report. The Company shall otherwise comply with the notice requirements applicable to the Company in respect of the Company Shareholders Meeting pursuant to the ICL and the regulations promulgated thereunder and the Charter Documents. Unless this Agreement is terminated pursuant to Article IX or as Parent and the Company may otherwise agree, the Company Shareholders Meeting shall be held no later than forty (40) days after the publication of the notice regarding the Company Shareholders Meeting (subject to any postponement that may be required in order to comply with any comments or instructions of the ISA or any other Governmental Authority). The Company shall not include in the Transaction Report any information with respect to Parent or its Affiliates, unless the form and content thereof shall have been consented to in writing by the Parent prior to such inclusion and Parent agrees to provide any such information required to be so included under applicable Law, provided that such consent shall not be unreasonably withheld or delayed, it being agreed that any failure by Parent to respond to such request by the Company for more than a period of three (3) days, shall be deemed as consent by Parent to such inclusion. Prior to the filing of the Transaction Report, unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change in accordance with this Agreement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Transaction Report and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably acceptable to the Company, provided that the Company shall have no obligation to include any such comments to the extent that the Company determines in good faith, in consultation with its counsel, that including such comments would result in the Transaction Report containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (it being understood that the final form and content of any such correspondence and filings shall be at the final discretion of the Company) and (z) to the extent practicable and not prohibited under applicable Law or inconsistent with the ISA or TASE practice, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications, if any, with the ISA or TASE, or their respective staff, as applicable (including all meetings and telephone conferences) relating to this Agreement or any of the transactions contemplated hereby. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, by either the Company, Parent or Merger Sub that should be set forth in an amendment of or a supplement to the Transaction Report, such party shall inform the others thereof and the Company shall, in accordance with the procedures set forth in this Section 7.3(a), prepare such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be promptly distributed to the shareholders of the Company. In the event that Parent or any Person listed in Section 320(c) of the ICL casts any votes in respect of the Merger, Parent shall disclose to the Company its interest in the Company Shares so voted.

(b) Unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change in accordance with this Agreement, the Company shall, through the Company Board, use commercially reasonable efforts to solicit from the Company shareholders proxies in favor of the approval of this Agreement. Except to the extent required under Applicable Law, prior to the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice of, and hold the Company Shareholders Meeting in accordance with Section 7.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement, or submission of any Acquisition Proposal. The Company agrees that, unless this Agreement has been terminated in accordance with Section 9.1, and except to the extent required under Applicable Law, it shall not submit to the vote of the Company Shareholders any Acquisition Proposal or Acquisition Transaction prior to the vote of the Company Shareholders with respect to this Agreement and the Merger at the Company Shareholders Meeting.

(c) Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 5.3, in connection with any disclosure regarding a Company Board Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) or permit Parent or Merger Sub to participate in any discussions with the ISA or any other Governmental Authority regarding the Transaction Report, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the ISA or any other Governmental Authority, with respect to such disclosure.

(d) Notwithstanding the foregoing, the Company shall not permit the adjournment or postponement of the Company Shareholders Meeting without the prior written consent of Parent, not to be unreasonably withheld or delayed, unless otherwise ordered by any Government Authority or required pursuant to applicable Law or the Company’s organizational documents. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent, unless required to do so by any Governmental Authority or by applicable Law or the Company’s organizational documents (including, in the event that the Company Shareholder Meeting is adjourned or postponed in accordance with this Section 7.3(d), by implementing such adjournment or postponement in such a way that the Company does not establish a new record date for the Company Shareholder Meeting, as so adjourned or postponed, to the extent permissible under applicable Law). Unless otherwise ordered by any Government Authority if the Company Board (or any committee thereof) makes a Company Board Recommendation Change, it will not alter the obligations of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Shares at the Company Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

Section 7.4 Merger Proposal; Certificate of Merger.

(a) Subject to the ICL and the regulations promulgated thereunder, as promptly as practicable following the date hereof the Company and Merger Sub, as applicable, shall take the following actions within the timeframes set forth herein; provided, however, that any such actions or the timeframe for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 7.4(a) accordingly): (a) cause a merger proposal (in the Hebrew language) in the form of Exhibit B (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (b) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the shareholders meeting, (c) the Company shall cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (d) promptly after the Company shall have complied with the preceding sentence and with clauses (i) and (ii) of this Section 7.4(a), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (e) each of the Company and, if applicable, Merger Sub, shall: (i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) solely to the extent that the Company has any “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) outside of Israel, in a popular newspaper in such applicable jurisdictions, as may be required by applicable Law; (ii) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the Substantial Creditors that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (i); and (iii) send to the Company’s “employees committee” (Va’ad Ovdim) or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (i)(A) of this Section 7.4(a), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, (f) not later than three (3) days after the date on which the Company Shareholder Approval is received, the Company shall (in accordance with Section 317(b) of ICL and the regulations thereunder) inform the Companies Registrar of such approval, and (g) in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall request, following coordination with Merger Sub, that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as the Company and Merger Sub shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date, as a condition to the Closing taking place. For purposes of this Section 7.4(a), “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

(b) The sole shareholder of Merger Sub has approved the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing). No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

Section 7.5 Anti-Takeover Statute. In the event that any anti-takeover or other similar statute is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such statute on this Agreement and the transactions contemplated hereby.

Section 7.6 Notification of Certain Matters.

(a) Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including (subject to any confidentiality obligations) promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries, from any Governmental Authority with respect to such transactions.

(b) Without limiting the generality of Section 7.6(a) above, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware (i) that any representation or warranty made by it in this Agreement or any Ancillary Agreement that is qualified as to materiality has become untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, and (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.6(b).

(c) Without limiting the generality of Section 7.6(a) above, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware (i) that any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Agreement that is qualified as to materiality has become untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, and (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.6(c).

(d) The Company shall promptly advise Parent orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and Parent shall promptly advise the other party orally or in writing of any change or event that has or could reasonably be expected to cause any of the conditions to Closing set forth in Article VIII not to be satisfied by the Outside Date.

Section 7.7 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Israeli or United States securities exchange or regulatory or Governmental Authority to which the relevant party, or a controlling shareholder thereof, is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.7 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 or following a Company Board Recommendation Change. Notwithstanding the foregoing, without prior consent of the other party, each of Parent and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other party. Each party agrees to promptly make available to the other parties copies of any written public communications made without prior consultation with the other parties.

Section 7.8 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of October 4, 2019 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 7.9 Tax Rulings.

(a) As soon as practicable following the date of this Agreement but in no event later than five (5) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent prior to its submission) that (A) exempts the applicable Payor and its respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructs the applicable Payor and its respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares or Company Options from which Tax is to be withheld (if any) and the rate or rates of withholding to be applied (the “Withholding Tax Ruling”).

(b) Without limiting the generality of Section 7.2, each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Withholding Tax Ruling. The final text of the Withholding Tax Ruling shall be subject to the prior written confirmation of Parent and its counsel and tax advisors, which consent shall not be unreasonably withheld, conditioned or delayed. The Company and its Representatives shall not make any application to, or conduct any negotiation with, the ITA with respect to matters relating to the Withholding Tax Ruling without prior coordination with Parent or its Representatives, and will coordinate with Parent’s Representatives their participation in all discussions and meetings with the ITA relating thereto. Furthermore, the Company shall keep Parent and its Representatives informed, on a prompt basis (and, in any event, within 24 hours) of its receipt of any notice or information in connection with any of the above rulings or approvals. To the extent that the Parent’s Representatives elect not to participate in any such meeting or discussion, the Company’s Representatives shall promptly thereafter provide the Parent’s Representatives a report of the discussions and/or meetings held with the ITA. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Withholding Tax Ruling, as promptly as practicable.

Section 7.10 TASE De-Listing of Company Shares: Transition Period Reports.

(a) Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the TASE to enable the de-listing of the Ordinary Shares from TASE under the Israeli Securities Law effective as of the Effective Time.

(b) If the Company is required or reasonably expected to be required to file with or furnish to the TASE or the ISA any reports pursuant to the Israeli Securities Law following the date hereof and prior to the Effective Time (other than any report relating to or following any Company Board Recommendation Change), then the Company will use reasonable best efforts to provide to Parent, at least three (3) Business Days (unless a shorter period is required under applicable Law) prior to the filing or furnishing date of such reports, a substantially final draft of each such report (the “Transition Period Report”). The Company will give due consideration to all reasonable comments provided by Parent with respect to each Transition Period Report to be filed with or furnished to the TASE or the ISA prior to the Effective Time; it being understood that the final form and content of any Transition Period Report, as well as the timing of any such Transition Period Report, shall be at the final discretion of the Company.

(c) Parent shall cause the Company to comply with all reporting obligations under the Israeli Securities Law and the regulations promulgated thereunder that apply to the Company following the Effective Time, and shall take all necessary actions required to fulfill such obligation.

Section 7.11 Closing Deliverables.

(a) At the Closing, the Company shall deliver to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (A) the Company’s Articles of Association in effect, (B) the Company’s board resolutions approving the Merger, this Agreement and the Ancillary Agreements to which the Company is a party, (C) evidence of the receipt of the Company Shareholder Approval and (D) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Agreements executed or to be executed and delivered by the Company pursuant to this Agreement.

(b) At the Closing, Parent shall deliver to the Company the Paying Agent Agreement, duly executed by Parent.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.1(a), which cannot be waived) by mutual written agreement of Parent and the Company, prior to the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger, the US Subsidiary Purchase and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Board Approval), Section 3.4(A)(a) (No Conflict with Charter Documents), Section 3.6(a) (Company Capitalization), , Section 3.24 (Brokers), Section 3.25 (Fairness Opinion) and Section 3.26 (Anti-Takeover Statutes)) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materiality”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, in each case, where the failure of such representations and warranties to be so true and correct would not individually or in the aggregate, have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.6(a) (Company Capitalization) and each of the representations and warranties of the Company concerning the number of Company Options outstanding set forth in Section 3.6(b) (Company Capitalization) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Board Approval), Section 3.4(A)(a) (No Conflict with Charter Documents), Section 3.24 (Brokers), Section 3.25 (Fairness Opinion) and Section 3.26 (Anti-Takeover Statutes) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate of the Company. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect following the execution and delivery of this Agreement.

(e) U.S. Real Property Interest Statement. Parent shall have received the U.S. Real Property Interest Statement Under Treasury Regulation § 1.897-2 validly executed for and on behalf of the Company.

Section 8.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger, the US Subsidiary Purchase and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materiality”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate of Parent and Merger Sub. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), by mutual written agreement of Parent and the Company; or

(b) by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have formally issued a permanent, final and non-appealable Order or any other action by any Governmental Authority permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if the issuance of such Order or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement or under any Ancillary Agreement; or

(c) by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that the Effective Time shall not have occurred on or before the expiration of 150 days after the date hereof (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement; or

(d) by either the Company or Parent, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Company Shareholder Approval after the final adjournment of the Company Shareholders Meeting at which a vote is taken on the Merger; or

(e) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in order to immediately enter into, in accordance with Section 5.3, an Alternative Acquisition Agreement with respect of a Superior Proposal; provided, that the Company shall have paid Parent the Termination Fee pursuant to Section 9.3(b)(ii) in accordance with the terms, and at the times specified therein; or

(f) by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, which breach has not been cured, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and shall have failed to cure, or cannot cure, such breach within twenty (20) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, (B) at any time after such twenty (20) Business Day period if the Company shall have cured such breach during such twenty (20) Business Day period, or (C) at any time prior to two (2) Business Days immediately before the Outside Date with respect to any breach of any representation or warranty by the Company set forth in Article III to the extent such breach relates to actions, omissions or occurrences following the date hereof; or

(g) by Parent, (A) at any time prior to the receipt of the Company Shareholder Approval, in the event that (i) the Company Board (or a committee thereof) shall have effected a Company Board Recommendation Change, (ii) a tender or exchange offer for Company Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have officially made a statement under Section 329 of the ICL recommending that the Company Shareholders not tender any Company Shares into such tender or exchange offer, or (iii) the Company Board (or a committee thereof) shall have recommended to the Company’s shareholders to approve the Acquisition Proposal referred to in clause (ii), or publicly announced its intention to enter into any agreement in respect of such Acquisition Proposal, and (B) at any time prior to the Effective Time, in the event that (i) the Company Board (or a committee thereof) shall have failed to reaffirm publicly its recommendation to the Company Shareholders to approve the Merger (or, following receipt of the Company Shareholder Approval, to reaffirm its determination that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders) within three (3) Business Days after Parent so requests in writing (which request may be made at any time following public disclosure of an Acquisition Proposal, provided that Parent may not make more than two such requests in the aggregate following the disclosure of any Acquisition Proposal), or (ii) the Company or any of its Subsidiaries or any Representatives willfully and materially breached Section 5.2, or Section 5.3; or

(h) by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect, which breach has not been cured and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and shall have failed to cure, or cannot cure, such breach within twenty (20) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if Parent and Merger Sub shall have cured such breach during such twenty (20) Business Day period).

Section 9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.8, this Section 9.2, Section 9.3 and Article X (and the related definitions contained in such Section or Article), each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any fraud or willful and material breach of any representation, warranty, covenant, obligation or other provision of this Agreement. For purposes of this Agreement, “willful breach” shall mean any act or failure to act by any person with the actual knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent US$2,000,000 (Two Million U.S. Dollars) (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that the three (3) following conditions were fulfilled: (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d) as a result of the failure to obtain the Company Shareholder Approval (B) after the date of this Agreement and at or prior to the date of the Company Shareholders Meeting an Acquisition Proposal shall have been publicly announced and shall not have been withdrawn or otherwise abandoned and (C) within twelve (12) months following such termination of this Agreement the Company enters into a definitive agreement to effect such Acquisition Proposal with the party (or any of its Affiliates) that made such Acquisition Proposal, which is subsequently consummated.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(g), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(iv) In the event that the Company fails to pay any amount required pursuant to this Section 9.3(b) when due, such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by Mizrahi Tefahot Bank Ltd. from time to time during such period, as such bank’s prime lending rate. In addition, if the Company fails to pay such amount when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with successful efforts to collect such amounts. The Company acknowledges that the provisions of Section 9.3(b) are an integral part of the transactions contemplated hereby and that, without these agreements, Parent would not enter into this Agreement.

(v) The Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(c) or Section 9.1(f) (but only if at such time Parent would not be prohibited from terminating this Agreement by the proviso in Section 9.1(c) or clause (i) of Section 9.1(f), as applicable), (B) there has been publicly disclosed after the date of this Agreement and prior to the date of termination of this Agreement an Acquisition Proposal that remains outstanding and not withdrawn as of the date of termination of this Agreement, and (C) within twelve (12) months after such termination of this Agreement, the Company enters into a negotiated definitive agreement with respect to such Acquisition Proposal.

(vi) In the event that this Agreement is terminated pursuant to Section 9.1(d), the Company shall reimburse the expenses incurred by Parent in connection with the negotiations and execution of this Agreement (including due diligence review) in an amount equal to US$1,000,000 (One Million U.S. Dollars), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent (the “Reimbursement Payment”).

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Effect of Termination Fee. Notwithstanding anything to the contrary in this Agreement, and provided Parent has not (x) notified the Company that Parent is waiving its right to receive the Termination Fee or Reimbursement Payment, as the case may be, which notification shall occur, if at all, within five (5) Business Days following the applicable termination of this Agreement or (y) refunded (and waived its right to receive) the Termination Fee or Reimbursement Payment, as the case may be, in full to the Company within five (5) Business Days following payment thereof to Parent, if the Termination Fee or Reimbursement Payment, as the case may be, has been paid to Parent, Parent’s right to receive payment of the Termination Fee or Reimbursement Payment, as the case may be, shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise. Nothing in this Section 9.3 shall limit the rights of the parties under Section 10.7 (Specific Performance).

Section 9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Company Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under applicable Law without obtaining the Company Shareholder Approval of such amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Day after being sent for delivery, fees prepaid, via a reputable international courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, OH 45244

USA

Facsimile: +1513-271-3762

E-mail: jack.kenny@meridianbioscience.com

Attention: Jack Kenny, Chief Executive Officer

with copies (which shall not constitute notice) to:

Keating Muething & Klekamp PLL

Suite 1400

One East Fourth Street

Cincinnati, OH 45202

USA

Facsimile: +1513-579-6457

E-mail: jjansing@kmklaw.com

Attention: James M. Jansing, Partner

Amit, Pollak, Matalon & Co.

APM House

18 Raoul Wallenberg St., 6th Floor

Tel Aviv 6971915, Israel

Facsimile: +972-3-5689001

E-mail: ian_ro@apm-law.com and sb_rozen@apm-law.com

Attention: Ian Rostowsky, Adv. and Stephen Rozen, Adv.

(b) if to the Company, to:

Exalenz Bioscience Ltd.

4 Ha’Maayan St.

Modiin, 7177872, Israel

Attention: Uri Geiger, PhD, Chairman of the Board

Email: uri@accelmed.com

with copies (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Silver Road

Ramat Gan 5250608, Israel

Attention: Dan Shamgar, Adv.

Facsimile: +972 (3) 610-3111

E-mail: dshamgar@meitar.com

Section 10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Merger Sub and Parent may assign, in its sole discretion and without the consent of the Company, any or all of its rights, interests and obligations hereunder to any Affiliate thereof (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of the Company, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub shall remain liable for the performance by Parent and Merger Sub of their obligations hereunder. Subject to the preceding sentence, this Agreement shall (i) be binding upon the parties hereto and their respective successors and permitted assigns and (ii) shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.4 Entire Agreement. This Agreement, the Ancillary Agreements and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.1, and (b) from and after the Effective Time, the rights of holders of Company Shares and other Company Securities to receive the amounts to which they are entitled pursuant to Article II.

Section 10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each party hereby irrevocably and unconditionally waives any requirement for the securing or posting of any bond in connection with any such remedy.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, provided, however, that (a) issues relating to the Merger, general corporation law and any other provisions set forth herein that are required to be governed by the ICL, shall be governed by, and construed in accordance with, the internal laws of the State of Israel, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Israel; and (b) it is understood and agreed that, in the absence of legal authority to the contrary issued after the date of this Agreement, the Company, the Company Board (or any committee thereof) and the Company’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Company Board (or any committee thereof) the Law applicable to corporations incorporated in Delaware for purposes of making the determinations contemplated by Section 5.2 and Section 5.3 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Company Board under applicable Law and other terms of similar import under this Agreement shall, for purposes of this Agreement, include reference to such Delaware Law. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company Board (or any committee thereof) under applicable Law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Company Board (or any committee thereof) has complied with the Law of the State of Israel, rather than the Law of the State of Delaware, governing the duties owed by a director of a company formed under the Laws of the State of Israel to such company, its shareholders or any other Person (or vice versa).

Section 10.9 Consent to Jurisdiction.

(a) Each of the parties hereto (i) agrees that any actions or proceedings arising in connection with any dispute, controversy or claim arising under, relating to or in connection with this Agreement or the transactions contemplated hereby (including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement), whether in contract, in tort or otherwise, shall be brought, tried and determined in the Court of Chancery of the State of Delaware, provided, that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any court located in the State of Delaware in the event of any such action or proceeding; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Section 10.10 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure. Disclosure of a matter, fact, circumstance or agreement does not imply that such matter, fact, circumstance or agreement is material, even if the applicable representation or warranty only requires disclosure of “material” matters, facts, circumstances or agreements. Any terms not otherwise defined in the Agreement shall have the same meaning when used in this Company Disclosure Letter as when used in the Agreement unless the context otherwise requires.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in pdf or other scan format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Jack Kenny
Name: Jack Kenny
Title: Chief Executive Officer

APM TRUST SHELF 14 LTD.

By:	/s/ Bryan T. Baldasare
Name: Bryan T. Baldasare
Title: Director

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EXALENZ BIOSCIENCE LTD.

By:	/s/ Dr. Uri Geiger
Name: Dr. Uri Geiger
Title: Chairman of the Board

By:	/s/ Raffi Werner
Name: Raffi Werner
Title: Chief Executive Office